Exhibit 2.1

DATED 8 AUGUST 2022

Certain identified information has been omitted from this exhibit because it is not material and of the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

B MEDICAL SYSTEMS HOLDING S.A.

- and -

AZENTA LUXEMBOURG S.À R.L. - and - AZENTA, INC.

SHARE PURCHASE AGREEMENT IN RESPECT OF

B MEDICAL SYSTEMS S.À R.L.

Hogan Lovells Lee & Lee 50 Collyer Quay, #10-01 OUE Bayfront, Singapore 049321

Hogan Lovells

- ii -

SCHEDULES
1.	THE GROUP	27
	Part 1 – Information on the Company	27
	Part 2 – Information on the Subsidiaries	28
2.	SELLER'S PRE-COMPLETION CONDUCT	30

Hogan Lovells

- iii -

3.	SIGNING AND COMPLETION OBLIGATIONS	33
	Part 1 – Signing Obligations	33
	Part 2 – Completion Obligations	34
4.	BUYER'S WARRANTIES	38
5.	SELLER'S WARRANTIES	39
	Part 1 – Fundamental Warranties	39
	Part 2 – General Warranties	41
6.	LIMITATIONS ON SELLER'S LIABILITY	55
7.	PROPERTIES	60
8.	PERMITTED LEAKAGES	61
9.	EARN-OUT PAYMENT	62
10.	COPY OF LUXEMBOURG TRANSFER FORM	69

Hogan Lovells

EXECUTION VERSION

THIS AGREEMENT is made on 8 August 2022.

BETWEEN:

(1)

B Medical Systems Holding S.A., a public limited liability company (société anonyme) incorporated in the Grand Duchy of Luxembourg (Luxembourg Trade and Companies' Register (Registre de Commerce et des Sociétés de Luxembourg), (registration number B94593 (formerly D B 6352)) having its registered office at 17 Op der Hei, L-9809 Hosingen, Grand Duchy of Luxembourg (the "Seller");

(2)

Azenta Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated in the Grand Duchy of Luxembourg (Luxembourg Trade and Companies' Register (Registre de Commerce et des Sociétés de Luxembourg), registration number B84002) having its registered office at 70, Route d'Esch, L - 1470 Luxembourg (the "Buyer"); and

(3)

Azenta, Inc., a company incorporated in Delaware, United States of America, (registration number: 043040660) having its registered address at 15 Elizabeth Drive, Chelmsford, MA, 01824, United States of America (the "Guarantor"),

each a "Party" and together, the "Parties".

WHEREAS:

(A)

B Medical Systems S.à r.l. (Luxembourg Trade and Companies' Register (Registre de Commerce et des Sociétés de Luxembourg), company registration number: B91535 (formerly D B 451)) is a private limited liability company (société à responsabilité limitée) incorporated in the Grand Duchy of Luxembourg, having its registered office at 17 Op der Hei, L-9809 Hosingen, Grand Duchy of Luxembourg (the "Company"), brief particulars of which are set out in Part 1 of Schedule 1.

(B)	The Seller is the legal and beneficial owner of 100,000 ordinary shares having a par value of EUR 25 each in the Company (the "Sale Shares").
(C)	The Parties have agreed that the Seller shall sell the Sale Shares, and the Buyer shall buy the Sale Shares, on and subject to the terms and conditions of this Agreement.

IT IS AGREED:

1.	INTERPRETATION

1.1	In this Agreement:

"Accounts" means the audited consolidated balance sheets and profit and loss accounts of the Group as at and for the twenty-four (24) month period ended on the Accounts Date;

"Accounts Date" means 31 December 2021;

"Affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with such person; where "control" means, with respect to any person, the right to exercise, directly or indirectly, fifty per cent. (50%) or more of the voting rights attributable to the shares or other equity interest of the person, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person;

"AHL Principal Amount" means an amount of [***], such amount being the principal amount outstanding and owing by Asclepius Holding Ltd. to HSBC as at the Locked Box

Hogan Lovells

Date out of the HSBC Redemption Amount;

"Announcement" has the meaning given to such term in clause 13.1;

"Applicable Law" means all applicable laws, by-laws, statutes, rules, regulations, notifications, orders, ordinances, protocols, codes, guidelines, policies, notices, directions, decrees, rulings, orders and judgements or other requirements of any Government Authority or court;

"Business Day" means a day (other than a Saturday, Sunday or public holiday) on which banks are generally open for business in Luxembourg, the United States of America, India and the United Kingdom;

"Buyer's Group" means the Buyer and its Affiliates from time to time;

"Buyer's Paying Agent" means J.P. Morgan SE - Luxembourg Branch of 6, route de Trèves, L-2633 Senningerberg;

"Buyer's Solicitors" means Taylor Wessing LLP of 5 New Street Square, London, United Kingdom, EC4A 3TW;

"Buyer's Warranty" means each of the statements set out in Schedule 4 and "Buyer's Warranties" means all of those statements;

"Capital Surplus Contribution Amount" has the meaning given to such term in paragraph 2.3(d) of Schedule 2;

"Claim" means any claim by the Buyer arising out of or in connection with this Agreement; "Company" has the meaning given to such term in Recital (A);

"Completion" means completion of the sale and purchase of the Sale Shares in accordance with the provisions of this Agreement; "Completion Date" means:

(a)	the Initial Completion Date; or

(b)	if the HSBC Release Confirmation has not been received by the Buyer before the Initial Completion Date, the Business Day immediately after receipt by the Buyer of the HSBC Release Confirmation; or
(c)	such other date as may be fixed for Completion pursuant to clause 7.4(b);

"Confidential Information" means all information in connection with this Agreement that is disclosed directly or indirectly, either before or after the Signing Date (including the contents of this Agreement and the other Transaction Documents) by a Party or its Affiliates, shareholders, directors, employees, advisers, agents or consultants, to the other Parties or their Affiliates, shareholders, directors, employees, advisers, agents or consultants and whether in written, electronic or any other form or medium, or in the course of any oral or written communications, provided that information is not Confidential Information if:

(a)	the information was public prior to or at the time of disclosure;

(b)	the information becomes public other than in breach of this Agreement; or

(c)	the information was already known to the recipient Party before the Signing Date

Hogan Lovells Lee & Lee

and that recipient Party was not under an obligation of confidence in relation to it;

"Consideration" has the meaning given to such term in clause 3.1;

"copy recipient" has the meaning given to such term in clause 16.2;

"Data Room Information" means the documents and information made available by or on behalf of the Seller as of 10:31:28 am (London time) on Friday, 5 August 2022, for inspection by or on behalf of the Buyer (including the Buyer's advisers) by means of the "Project VIE" online data room operated by Datasite, as contained in an external USB drive enclosed with the Disclosure Letter, and as listed in the index attached to the Disclosure Letter initialled by the Seller and the Buyer for identification purposes (and including all written responses from the Seller and/or any of its advisers to questions submitted by the Buyer and/or any of its advisers insofar as they have been uploaded to such online data room);

"Disclosure Letter" means the disclosure letter dated on the Signing Date from the Seller to the Buyer (together with any documents attached to it) disclosing exceptions to the Seller's Warranties, the receipt of which has been acknowledged by the Buyer;

"Dividend Distribution" has the meaning given to such term in paragraph 2.3(c) of Schedule 2;

"Due Amount" has the meaning given to such term in clause 18;

"Earn-Out Payment" has the meaning given to it in paragraph 1 of Schedule 9;

"Encumbrance" means a charge, debenture, mortgage, pledge, lien, option, equitable right, power of sale, or other security interest or any kind of an agreement, arrangement or obligation to create any of the foregoing (excluding any lien or retention arrangements arising in the ordinary course of a Group Company's business) and "Encumbrances" means all those kinds of rights or interests;

"Environment" means air (including air within buildings and air within other natural or man- made structures above or below ground), water (including territorial and coastal and inland waters, groundwater and water in drains and sewers) and land (including soil and sub-soil and land under any water) and any organisms or ecosystems supported by the air, water or land;

"Environmental Law" means each Applicable Law (including statute, secondary legislation, directives, regulations, resolutions, statutory guidance and codes of practice having the force of law, civil, criminal or administrative law, common law, a notice, order, judgment, ruling or other requirement from any governmental, administrative or regulatory agency or body or a court, tribunal or other assembly conducting judicial business) relating to pollution or protection of the Environment, or human health and safety, including each law relating to:

(a)	packaging, emissions, seepages, spillages, discharges, escapes, releases or threatened escapes or releases of chemicals, hazardous substances, wastes, materials or noise into the Environment; or
(b)

the notification, manufacture, processing, distribution, use, keeping, treatment, disposal, deposit, storage, transport, handling or remediation of chemicals, hazardous substances, wastes or other materials;

"Environmental Permit" means a consent, permission, licence, approval or other

Hogan Lovells Lee & Lee

authorisation issued, or registration made, pursuant to Environmental Law;

"Fairly Disclosed" means disclosed in sufficient detail so as to enable a reasonable buyer to understand the nature of the matter disclosed and assess the scope and impact of such matter upon the business of the Group;

"Fundamental Warranty" means each of the statements set out in Part 1 of Schedule 5 and "Fundamental Warranties" means any and all of those statements;

"Funds Payment Date" means 29 September 2022;

"General Warranty" means each of the statements set out in Part 2 of Schedule 5 (other than the Tax Warranties) and "General Warranties" means any and all of those statements;

"Government Authority" means any government or governmental, regulatory or administrative authority or political subdivision thereof; any department, commission, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; any regulatory authority and the governing body of any securities exchange and any other statutory authority or body of any government; and any subsequent successors, transferees or assignees of any of them and "Government Authorities" means all of them;

"Group" means the Company and its Subsidiaries and "Group Company" means any of them;

"Group Intellectual Property" has the meaning given to such term in paragraph 23.2 of Part 2 of Schedule 5;

"HSBC" means HSBC Bank plc;

"HSBC Account" means the HSBC bank account, the details of which are as follows: [***]

or such other account as the Seller may notify the Buyer of from time to time, provided that such other account is acceptable to the Buyer, acting reasonably;

"HSBC Prepayment Notice" means a written notice, in the form approved by HSBC, from Asclepius Holding Ltd. and the Company to HSBC, pursuant to which HSBC is notified that all sums outstanding under the HSBC Senior Facilities Agreement will be voluntarily prepaid by the Buyer on behalf of Asclepius Holding Ltd. and the Company in full on the Funds Payment Date;

"HSBC Redemption Amount" has the meaning given to such term in the HSBC Prepayment Notice;

"HSBC Release Confirmation" means the electronic mail to be sent by HSBC as facility agent no later than the date preceding the Completion Date to, amongst others, the Buyer and Asclepius Capital Ltd. (and their respective legal counsel) confirming that the prepayment of the HSBC Redemption Amount has been effected, upon the occurrence of which HSBC's signatures to the Release Document shall immediately be released;

"HSBC Senior Facilities Agreement" means the senior facilities agreement between, among others, Asclepius Holding Ltd. and the Company as borrowers, the Seller as an original guarantor, HSBC as facility agent and HSBC  Trustee  as  security  agent dated 13 October 2016 (as amended and restated pursuant to an amendment and restatement

Hogan Lovells Lee & Lee

dated 14 September 2021);

"HSBC Trustee" means HSBC Corporate Trustee Company (UK) Limited; "Initial Completion Date" means 3 October 2022;

"Initial Purchase Price" means the aggregate of each of the sums set out in clause 3.1(a) and clause 3.1(b), less any sums set out in clause 3.1(c) and clause 3.1(d) and the AHL Principal Amount;

"Insolvency Event" in relation to the Buyer for purposes of clause 4.2(d) only, means any of the following:

(a)	suspending or ceasing, or threatening to suspend or cease, to carry on any material or substantial part of its business;
(b)	being declared to be unable to pay its debts under or within the meaning of any Applicable Law;
(c)	being unable to pay or admitting inability to pay its debts as they fall due;

(d)	suspending or threatening to suspend, or giving notice to any of its creditors that it has suspended or is about to suspend, payment of any of its debts;
(e)	commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or
(f)	the value of the assets of that person being less than the liabilities of that person, taking into account contingent and prospective liabilities;

"Intellectual Property" means:

(a)

patents, registered and unregistered trademarks, rights in domain names and URLs, registered designs, unregistered rights in designs, copyright and database rights, rights in Know-How, service marks, rights in trade names, business names, logos or get-up, petty patents, utility models, rights in inventions and, in each case, rights of a similar or corresponding character; and

(b)	applications for any of the rights referred to in sub-paragraph (a) above;

"Key Employee" has the meaning given to such term in paragraph 20.1 of Part 2 of Schedule 5;

"Know-How" means confidential know-how, including confidential technical or industrial knowledge or manufacturing processes, methods and procedures, including drawings, formulae, test results, reports, project reports, and instruction and training manuals;

"LCIA Rules" has the meaning given to such term in clause 29.2; "Leakage" means (other than the Permitted Leakage):

(a)

any dividend or other distribution of profits, assets, loans, gifts, acquisitions or disposals of assets that has been declared, paid or made by any Group Company to or in favour of the Seller or any Affiliate of the Seller (other than to another Group Company);

(b)	any allotment or issue of any securities of a Group Company to or for the benefit of

Hogan Lovells Lee & Lee

the Seller or any Affiliate of the Seller (excluding any other Group Company);

(c)

payment made by any Group Company to or in favour of the Seller or any Affiliate of the Seller (other than to another Group Company) for the purchase, redemption or repayment of any share capital, loan stock or other securities of any Group Company or any other return of share capital of any Group Company;

(d)

the payment by any Group Company of any sums to any person (including any (i) payment by the Company to HSBC in respect of any interest accrued and accruing on the AHL Principal Amount pursuant to the HSBC Senior Facilities Agreement during the period commencing from the Locked Box Date up to (and including) the Funds Payment Date, and/or (ii) costs and bonuses related to Completion, management fees, finder's fees, professional advisers' fees and any associated Taxes) in connection with the Transaction, other than in the ordinary course of business;

(e)	any Encumbrance over an asset of any Group Company in favour or for the benefit of the Seller or any Affiliate of the Seller (excluding any other Group Company) or any of their respective creditors;
(f)

the assumption by any Group Company of liabilities from the Seller or any Affiliate of the Seller (other than the assumption of the liabilities of another Group Company), or the indemnification paid or incurred by any Group Company for the benefit of the Seller or any Affiliate of the Seller (other than for the benefit of another Group Company) against any liabilities;

(g)	the waiver by any Group Company of any amount owed to any Group Company by the Seller or any Affiliate of the Seller (excluding any amount owing by another Group Company); and/or
(h)

any agreement, arrangement or commitment by or on behalf of any Group Company or the Seller or any Affiliate of the Seller (excluding any other Group Company) to do any of the things referred to in (a) to (g) (inclusive) above, and the payment of, or agreement to pay, any Tax or incurring any obligation to pay any Tax which is or was incurred by any Group Company in connection with the matters set out in (a) to (h) (inclusive) above (to the extent not already included in those paragraphs);

"Leakage Amount" means an amount in cash equal to the cash amount or equivalent value of the relevant Leakage;

"Licensed Intellectual Property" has the meaning given to such term in paragraph 23.2 of Part 2 of Schedule 5;

"Locked Box Claim Date" means the date falling four (4) months after the Completion Date;

"Locked Box Date" means 31 December 2021;

"Locked Box Warranty" has the meaning given to that term in clause 5.1;

"Luxembourg Transfer Form" has the meaning given to such term in paragraph 1.2(a) of Part 2 of Schedule 3;

"Management Accounts" means the unaudited consolidated balance sheet and profit and loss account of the Group for the period from 1 January 2022 to 30 June 2022 (both dates

Hogan Lovells Lee & Lee

inclusive);

"Material Contracts" has the meaning given to such term in paragraph 12.1 of Part 2 of Schedule 5;

"Material Licences" has the meaning given to such term in paragraph 15.1 of Part 2 of Schedule 5;

"Navis" means collectively:

(a)	Navis Asia VII Management Company Limited, a company incorporated in the Cayman Islands having its registered office at Ugland House, PO Box 309, Grand Cayman KY1-1104, Cayman Islands;
(b)	Navis Capital Partners Limited, the ultimate parent of the Navis Capital group of companies; and
(c)

any investment fund or investment holding company whose funds are managed or advised by Navis Capital Partners Limited (or any Affiliate of Navis Capital Partners Limited), or by any fund management entity whose management is controlled directly or indirectly by the management of Navis Capital Partners Limited (or any 'Affiliate of Navis Capital Partners Limited);

"Permitted Leakage" means the following payments to be made by or on behalf of any Group Company:

(a)

any payment made to the Seller or any Affiliate of the Seller in respect of goods or services supplied to any Group Company in the normal and usual course of business by the Seller or its Affiliate on arm's length terms;

(b)

any payment made in respect of fees and expenses to directors of the Seller or its Affiliates (excluding any Group Company) or salaries, pension contributions, performance or other bonuses or other reimbursements, benefits or expenses due to any employee of the Seller or its Affiliates (excluding any Group Company) in the ordinary course of their employment, in each case, not exceeding one hundred thousand Euros (€100,000);

(c)	payments (or accruals in respect of payments to be made) which are provided for or otherwise accounted for in the Accounts or the Management Accounts;
(d)

payments (or accruals in respect of payments to be made) in connection with any action(s) undertaken at the written request of, or with the written consent of, any member of the Buyer's Group, including any payment to be made by any Group Company in connection with paragraph 3.2 of Schedule 2 for the preparation of the financial statements referred to therein in a form and substance compliant with the requirements imposed therefor by the U.S. Securities and Exchange Commission;

(e)	any payments, waivers, distributions, contributions, set-off or release by a Group Company in connection with, or for the purposes of, any of the Permitted Matters;
(f)	any specific payments set out in Schedule 8; and

(g)

the payment of, or agreement to pay, any Tax or incurring any obligation to pay any Tax which is or was incurred by any Group Company in connection with the matters set out in sub-paragraphs (a) to (d) above (to the extent not already included in those sub-paragraphs);

Hogan Lovells Lee & Lee

"Permitted Matters" has the meaning given to such term in paragraph 2.3 of Schedule 2; "Policies" has the meaning given to such term in paragraph 18.1 of Part 2 of Schedule 5; "PPL 2 Agreements" means:

(a)	the term loan agreement dated 18 February 2016 entered into between Asclepius Holding Ltd. (as initial lender) and the Company (as borrower); and
(b)	the receivable assignment and exchange agreement dated 19 February 2016 entered into between Asclepius Holding Ltd. (as assignor), the Seller (as assignee) and the Company (as debtor);

"PPL 2 Settlement" has the meaning given to such term in paragraph 2.3(d) of Schedule 2;

"Properties" means the properties described in Schedule 7 and "Property" means any one of them;

"Release Document" means a global deed of release made between HSBC Trustee as security agent and Asclepius Capital Ltd., Asclepius Holding Ltd., the Seller and the Company as security providers, pursuant to which HSBC Trustee releases all security granted in its favour pursuant to the HSBC Senior Facilities Agreement;

"Release Letter" means a signed letter from HSBC as facility agent and HSBC Trustee as security agent addressed to the Buyer as buyer, Asclepius Capital Ltd. as the company, and Asclepius Holding Ltd. and the Company as borrowers, pursuant to which HSBC Trustee as security agent agrees to release all security granted in its favour pursuant to the HSBC Senior Facilities Agreement upon issuance by HSBC as facility agent of the HSBC Release Confirmation;

"Released Persons" has the meaning given to such term in clause 14.1;

"Relevant Employees" has the meaning given to such term in paragraph 20.1 of Part 2 of Schedule 5;

"Relevant Matter" has the meaning given to such term in paragraph 8.1 of Schedule 6; "Relevant Persons" has the meaning given to such term in clause 14.2;

"Relief" means any right to repayment of or saving of Tax and any relief, exemption, allowance, set-off or credit in respect of Tax and any deduction in computing or against Tax or profits for Tax purposes;

"Repeated Fundamental Warranty" means each of the Fundamental Warranties set out in paragraphs 1 to 9 of Part 1 of Schedule 5 and "Repeated Fundamental Warranties" means any and all of those Fundamental Warranties mentioned above;

"Sale Shares" has the meaning given to such term in Recital (B);

"Saving" means the reduction or elimination of any liability of a Group Company to make an actual payment of Tax by the use of any Relief;

"Seller's Account" means the Seller's bank account, the details of which are as follows:

[***]

or such other account as the Seller may notify the Buyer of from time to time, provided that

Hogan Lovells Lee & Lee

such other account is acceptable to the Buyer, acting reasonably; "Seller's Group" means the Seller and its Affiliates from time to time;

"Seller's Solicitors" means Hogan Lovells Lee & Lee of 50 Collyer Quay, #10-01 OUE

Bayfront, Singapore 049321;

"Seller's Warranty" means a Fundamental Warranty, a General Warranty or a Tax Warranty and "Seller's Warranties" means any and all Fundamental Warranties, General Warranties and Tax Warranties;

"Set-Off Transactions" has the meaning given to such term in paragraph 2.3(b) of Schedule 2;

"Signing" means the signing of this Agreement by the Seller, the Buyer and the Guarantor; "Signing Date" means the date on which Signing occurs;

"SNCI" means Société Nationale de Crédit et d’Investissement of Luxembourg, a public- law banking institution specialised in medium and long term financing of Luxembourg-based companies;

"SNCI Loan Agreements" means collectively, the following agreements:

(a)	long term loan contract dated 19 March 2021 made between SNCI and the Company in relation to the grant of a loan amount of [***] by SNCI to the Company; and
(b)	long term loan contract dated 30 June 2021 made between SNCI and the Company in relation to the grant of a loan amount of [***] by SNCI to the Company;

"SNCI Prepayment Notice" means a written notice from the Company to SNCI, pursuant to which SNCI is notified that the SNCI Settlement Amount will be voluntarily prepaid in full on or prior to the Completion Date;

"SNCI Settlement Amount" means all sums outstanding under the SNCI Loan Agreements as stipulated in the SNCI Prepayment Notice, including all interest, charges, fees and similar amounts due as at the prepayment date stipulated in the SNCI Prepayment Notice;

"Subsidiary" means a company listed in Part 2 of Schedule 1 and "Subsidiaries" means all those companies;

"Tax" means:

(a)	all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation and all related withholdings or deductions of any nature; and
(b)	all related fines, penalties, charges and interest,

imposed by a Tax Authority, whether directly or primarily chargeable against, recoverable from, payable by or attributable to any Group Company or any other person;

"Tax Authority" means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a taxing, fiscal, revenue, customs or excise function or otherwise responsible for the determination, imposition or collection of any Tax;

Hogan Lovells Lee & Lee

"Tax Return" means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment or supplement thereof);

"Tax Warranty" means each of the statements set out in paragraph 16 of Part 2 of Schedule 5 and "Tax Warranties" means any and all of those statements;

"Transaction" means a transaction that:

(a)	relates to, or is entered into in connection with, the sale by the Seller, and the purchase by the Buyer, of the Sale Shares; and

(b)is contemplated in a Transaction Document, and "Transactions" means all those transactions; "Transaction Document" means any of the following:

(a)	this Agreement;

(b)	the Disclosure Letter;

(c)	the Luxembourg Transfer Form; or

(d)	each other document required to be entered into by any or all of the Parties on or before Completion under the terms of an agreement or document referred to in sub- paragraphs (a), (b) and (c) above, and "Transaction Documents" means all those agreements and documents;

"Warranty Claim" means any claim by the Buyer in respect of any breach by the Seller of any Seller's Warranty;

"W&I Insurance Policy" means the warranty and indemnity insurance policy (in a form satisfactory to the Seller, acting reasonably) taken out by the Buyer on or before the Signing Date for breach of the Seller's Warranties and other agreed liabilities under this Agreement; and

"W&I Insurers" means Euclid Transactional Europe GmbH (as the primary insurer), VALE Insurance Partners Europe B.V and RiskPoint A/S UK Branch (as insurance capacity providers).

1.2	In this Agreement:
(a)	a reference to a clause, paragraph or Schedule is, unless stated otherwise, a reference to a clause or paragraph of, or Schedule to, this Agreement;
(b)

a reference in a Schedule to a paragraph is, unless otherwise stated, a reference to a paragraph in that Schedule or, where that Schedule is split into parts, a reference to a paragraph in that part of that Schedule;

(c)

a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation in place as at the Signing Date as such enactment or statutory provision has been amended, consolidated, modified, re-enacted or replaced prior to the Signing Date;

Hogan Lovells Lee & Lee

(d)

a reference to a "person" includes any individual, sole proprietorship, unincorporated association, company, corporation, firm, partnership, joint venture, state, state agency, institution or trust (whether or not having a separate legal personality);

(e)

a reference to a document being in the "agreed form" is a reference to a document in the form and terms approved and, for the purposes of identification only, initialled, by or on behalf of the Buyer and the Seller;

(f)	a reference to one gender is a reference to all or any genders;

(g)	a reference to the singular includes reference to the plural and vice versa;

(h)	a "Party" includes a reference to that Party's successor and permitted assigns;

(i)	any reference to "EUR", "Euros" or "€" shall mean the lawful currency for the time being of the European Union;
(j)	any reference to "US$", "USD" or "US Dollars" shall mean the lawful currency for the time being of the United States of America;
(k)	a reference to a particular time of day is, unless stated otherwise, a reference to that time in London;
(l)	an action that is to take place on a particular day means, unless a time is specified, that that action can take place at any time on or before 11:59 p.m. London time on that day;
(m)

references to any document (including this Agreement) or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time; and

(n)	a reference to "including" or "includes" does not limit the scope of the meaning of the words preceding it.
1.3	The Schedules form part of this Agreement and a reference to "this Agreement" includes its Schedules.
1.4	The headings in this Agreement are inserted for convenience and reference purposes only and do not affect its interpretation.

2.	SALE AND PURCHASE OF THE SALE SHARES

In accordance with the terms of this Agreement, the Seller agrees to sell the Sale Shares and the Buyer agrees to buy the Sale Shares, on and with effect from Completion, free from any Encumbrance and together with all rights and benefits attaching to the Sale Shares on or after Completion.

3.	CONSIDERATION

3.1	The aggregate consideration payable by the Buyer for the Sale Shares shall be an amount equal to the sum of:
(a)	four hundred and five million eight hundred and eleven thousand and five hundred fifty two euros and seventy cents (€405,811,552.70); plus

Hogan Lovells Lee & Lee

(b)	interest (accruing on a daily basis, assuming a 365-day year) at a rate of:

(i)	two per cent. (2%) per annum on the amount in clause 3.1(a) from (and including) the day immediately following the Locked Box Date up to (and including) the Signing Date; and
(ii)	six point five per cent. (6.5%) on the amount in clause 3.1(a) from (and including) the day immediately following the Signing Date up to (and including) the Initial Completion Date; less
(c)	any Leakage which the Seller has notified the Buyer of no later than five (5)

Business Days prior to the Funds Payment Date; less

(d)

an amount of fifty per cent. (50%) of the applicable premium paid by the Buyer prior to the Completion Date for the W&I Insurance Policy, subject to a maximum liability of the Seller under this clause 3.1(d) being capped at five hundred thousand Euros (€500,000); plus

(e)the Earn-Out Payment (if applicable), (such amount, the "Consideration").

3.2	The Buyer shall satisfy its obligation to pay the Consideration by:

(a)	payment to the Seller of the Initial Purchase Price in cash in accordance with the provisions of paragraph 2.3 of Part 2 of Schedule 3; and
(b)	payment to the Seller of the Earn-Out Payment (if applicable) in cash in accordance with the provisions of Schedule 9.
3.3	The Buyer shall make payment to:

(a)	HSBC of the HSBC Redemption Amount in cash in accordance with the provisions of paragraph 2.2 of Part 2 of Schedule 3; and
(b)	the Seller of the Initial Purchase Price in cash in accordance with the provisions of paragraph 2.3 of Part 2 of Schedule 3.
3.4

For the purpose of calculating the amount of the Consideration for Tax purposes, if any payment is made by the Seller to the Buyer in respect of any Claim, such payment will be treated as having reduced the Consideration by the amount of the payment to the extent permissible by Applicable Law, but will not reduce the Consideration to below zero.

4.	GUARANTEE

4.1

In consideration of the Seller entering into this Agreement, the Guarantor as a primary obligor and not merely as a surety irrevocably and unconditionally guarantees the performance by the Buyer of all the Buyer's payment obligations under this Agreement and the Buyer's obligations under clauses 6 (Signing and Pre-Completion Matters), 7 (Completion), 11.1 (Post-Completion Obligations) 14 (Director and Officer – Release from Liability and Insurance) of, and Schedule 9 (Earn-out Payment) to, this Agreement and, if there is any failure by the Buyer to perform those obligations, will itself perform them and will indemnify the Seller in respect of such failure.

4.2	This guarantee is a continuing guarantee and except for an express written release by the Seller of the Guarantor or variation of the Guarantor's liability in writing by the Seller, the

Hogan Lovells Lee & Lee

liability of the Guarantor pursuant to its continuing guarantee under clause 4.1 will not be affected by any fact or circumstance including without limitation any of the following:

(a)	an interim or partial performance by the Buyer of its obligations;

(b)	a variation of this Agreement or other agreement entered into by the Buyer (unless in either case made with the written agreement of the Seller);
(c)	time or indulgence given by the Seller to the Buyer; or

(d)	an Insolvency Event occurring in respect of the Buyer or the dissolution of the Buyer.
5.	LOCKED BOX

5.1	The Seller warrants to the Buyer that during the period commencing from the Locked Box Date up to and including the Completion Date, other than the Permitted Leakage:
(a)	there has been no Leakage up to the Signing Date, and there will be no Leakage during the period from the Signing Date up to the Completion Date;
(b)	neither the Seller nor any Affiliate of the Seller (excluding any Group Company) has received or benefitted, or will receive or benefit, from any Leakage; and
(c)

no arrangement or agreement has been made or entered into (or will be made or entered into) that has resulted or will result in the Seller or any Affiliate of the Seller (excluding any Group Company) receiving or benefiting from any Leakage,

(the "Locked Box Warranty").

5.2

The Seller undertakes to the Buyer to promptly notify the Buyer in writing on becoming aware of any Leakage (and in any event within five (5) Business Days of the Seller becoming aware but no later than five (5) Business Days prior to the Funds Payment Date) which would constitute a breach by the Seller of the Locked Box Warranty.

5.3

Following the Buyer becoming aware of any breach of the Locked Box Warranty, the Buyer shall be entitled at any time up until the Locked Box Claim Date to serve written notice on the Seller bringing a Claim against the Seller for breach of the Locked Box Warranty, and such notice shall set out the Buyer's calculation of the Leakage Amount and any details of which the Buyer is actually aware of.

5.4

Subject to Completion occurring, in the event of any breach of the Locked Box Warranty, the Seller shall indemnify the Buyer on a Euro for Euro basis (or, as the case may be, on the same basis in the currency received) for an amount equal to the Leakage Amount actually received by the Seller or any Affiliate of the Seller (excluding any Group Company), in each case:

(a)	net of:

(i)

any Relief to the extent that a Saving arises wholly as a result of such Leakage and such Saving has been actually obtained and utilised by a Group Company in the accounting period in which that Leakage arises or the following accounting period after that Leakage has arisen; and

(ii)	any amount in respect of value added tax, consumption tax or similar Tax which is recoverable as input tax by a Group Company in respect of such leakage,

Hogan Lovells Lee & Lee

(b)

plus reasonable costs and expenses (including Taxes and net of any Relief from which any Group Company has actually benefitted) incurred by the Buyer in enforcing its rights against the Seller under this clause 5.4, provided that the Buyer delivers to the Seller evidence of such reasonable costs and expenses being incurred by it together with its written notice under clause 5.3, and the Buyer uses commercially reasonable efforts to keep any such costs and expenses to a minimum.

For the purpose of calculating the amount of the Consideration for Tax purposes, if any payment is made by the Seller to the Buyer pursuant to this clause 5.4, such payment will be treated as having reduced the Consideration by the amount of the payment to the extent permitted by Applicable Law, but will not reduce the Consideration to below zero. For the avoidance of doubt, the Buyer acknowledges and agrees that the only remedy available to it for breach of the Locked Box Warranty is contained in this clause 5.4.

5.5

The liability of the Seller pursuant to this clause 5 shall terminate on the Locked Box Claim Date unless, prior to that date, the Buyer has served notice on the Seller in accordance with clause 5.3 in which event only the liability in respect of the breach so notified shall continue beyond the Locked Box Claim Date.

5.6	Nothing in this clause 5 shall have the effect of limiting, restricting or excluding any liability of the Seller which is the consequence of fraud on the part of the Seller.
6.	SIGNING AND PRE-COMPLETION MATTERS

6.1	On the Signing Date, the Seller and the Buyer shall each comply with their respective Signing obligations set out in Part 1 of Schedule 3.
6.2	Between the Signing Date and the Completion Date (inclusive), the Seller agrees to:

(a)	comply with Schedule 2; and

(b)	so far as reasonably practicable, ensure that each Group Company complies with paragraphs 1 and 2 of Schedule 2.
6.3

No later than the date falling thirty (30) days prior to the Funds Payment Date, the Seller shall procure delivery by the Company to SNCI of a duly signed copy of the SNCI Prepayment Notice, which shall specify the SNCI Settlement Amount in full.

6.4	No later than the date falling five (5) Business Days prior to the Funds Payment Date, the Seller shall procure delivery to HSBC of a duly signed copy of the HSBC Prepayment Notice.
7.	COMPLETION

7.1

Completion shall take place remotely via the electronic exchange of documents and signatures on the Completion Date (or such other location, time and date agreed in writing between the Buyer and the Seller).

7.2	At Completion, the Seller and the Buyer shall each comply with their respective obligations set out in Part 2 of Schedule 3.
7.3

Neither the Buyer nor the Seller shall be obliged to complete the sale and purchase of the Sale Shares on the Completion Date unless each such Party complies with all its obligations set out in Part 2 of Schedule 3.

Hogan Lovells Lee & Lee

7.4

If Completion does not take place on the Completion Date because either the Buyer or the Seller fails to comply with any of their obligations set out in Part 2 of Schedule 3, then the Buyer (in the case of default by the Seller) or the Seller (in the case of default by the Buyer) may by notice to the other, choose to:

(a)

proceed to Completion to the extent reasonably practicable and set another date on which the defaulting Party shall comply with those obligations which it has failed to comply with on or prior to the Completion Date; or

(b)

postpone Completion to a date not more than ten (10) Business Days after the original date and time set for Completion in clause 7.1, in which case the provisions of this clause 7 and Part 2 of Schedule 3 shall apply mutatis mutandis to any such postponed Completion as if the date specified by the non-defaulting Party pursuant to this clause 7.4(b) is the Completion Date.

7.5

Save for any inter-company loan or debt claims between each of the Company and the Seller or any member of the Seller's Group as set out in paragraph 2.3 of Schedule 2, to the extent that any claim, right of action or liability held by the Seller or any member of the Seller's Group exists or may exist against any Group Company (or vice versa), the Seller or the Group Company (as the case may be) subject to and with effect from Completion, irrevocably and unconditionally waives such claim, right of action or liability and releases and discharges the relevant Group Company or the Seller (as the case may be) from any liability whatsoever in respect of such claim, right of action or liability. To the extent that any member of the Seller's Group holds any such claim, right of action or liability as aforesaid on Completion, the Seller shall subject to Completion occurring, procure the irrevocable and unconditional waiver of such liability by such member of the Seller's Group on written demand by the Buyer therefor.

8.	BUYER'S WARRANTIES

8.1	The Buyer warrants to the Seller that each of the Buyer's Warranties is true and accurate as at the Signing Date.
8.2

The Buyer warrants to the Seller that each of the Buyer's Warranties will be true and accurate in all respects as at the Completion Date as if they had been given again at Completion by reference to the facts and circumstances then existing as if references in the Buyer's Warranties to the Signing Date were references to the Completion Date.

8.3

Each Buyer's Warranty shall be construed as a separate and independent warranty and shall not be expanded by reference to any other matter, warranty or undertaking unless expressly provided by this Agreement.

9.	SELLER'S WARRANTIES

9.1	Subject to the limitations set out in Schedule 6, the Seller warrants to the Buyer that each of the Seller's Warranties is true and accurate as at the Signing Date.
9.2

The Seller warrants to the Buyer that each of the Repeated Fundamental Warranties will be true and accurate in all respects as at the Completion Date as if they had been given again at Completion by reference to the facts and circumstances then existing as if references in the Repeated Fundamental Warranties to the Signing Date were references to the Completion Date.

Hogan Lovells Lee & Lee

9.3

Each Seller's Warranty shall be construed as a separate and independent warranty and shall not be expanded by reference to any other matter, warranty or undertaking unless expressly provided by this Agreement.

9.4

For the purposes of this Agreement, where a Seller's Warranty is qualified by "so far as the Seller is aware" or other similar expression, the Seller's awareness is limited to the actual knowledge at the Signing Date of Jesal Doshi, Luc Antoine André Provost, Susan Dewell Crassaerts, Gwenn Vanweddingen, Delphine Buron, Andrea Scammacca and Marnick Dewilde, and for the purposes of this clause 9.4, these persons are deemed to have made due enquiries of each other.

9.5

Subject always to Schedule 6, the Seller shall not be liable in relation to a Seller's Warranty, and the Buyer shall not be entitled to claim that any Seller's Warranty is untrue or inaccurate, if the facts, matters, events or circumstances giving rise to the relevant claim in respect of a Seller's Warranty are:

(a)	contained or referred to in this Agreement;

(b)	Fairly Disclosed in the Disclosure Letter; and

(c)	Fairly Disclosed in the Data Room Information.

9.6

The Seller agrees not to bring a claim which it may have against any present or former officers, directors or employees of any Group Company arising out of any information or advice provided (or omitted to be provided) by any such person and on which the Seller has relied when making any representation or giving a Seller's Warranty or preparing the Disclosure Letter or on which the Seller has relied when agreeing to the terms of a Transaction Document. This clause 9.6 shall not apply to a claim made against any person alleged to have acted fraudulently.

9.7

The Buyer agrees not to bring a claim which it may have against any present or former officers, directors or employees of any member of the Seller's Group arising out of any information or advice provided (or omitted to be provided) by any such person on which the Buyer has relied when agreeing to the terms of a Transaction Document. This clause 9.7 shall not apply to a claim made against any person alleged to have acted fraudulently.

9.8

The Parties agree that in connection with the giving of the Seller's Warranties, the Buyer shall put in place the W&I Insurance Policy on the terms set out in Schedule 6 and this clause 9.8 as follows:

(a)	the Buyer shall procure that at all times, the W&I Insurance Policy contains terms the effect of which are that the W&I Insurers irrevocably and unconditionally:
(i)

waive any rights to take subrogated action or to claim in contribution or to exercise rights assigned to it against any member of the Seller's Group in relation to any claim for a breach of the Seller's Warranties, save in the case of fraud; and

(ii)

acknowledge and agree that each member of the Seller's Group is entitled to directly enforce the waiver referred to in clause 9.8(a)(i) and may plead such waiver in bar to any subrogated action, claim in contribution or exercise of assigned rights which may be brought against them in any jurisdiction and that in respect of such waiver the Buyer contracts in its own right and as agent of each member of the Seller's Group;

Hogan Lovells Lee & Lee

(b)	the Buyer shall not, without the prior written consent of the Seller (which shall not be unreasonably withheld or delayed), materially amend or terminate the W&I Insurance Policy; and
(c)

the Buyer shall, where requested to do so by a member of the Seller's Group, enforce any term of the W&I Insurance Policy under which each of the W&I Insurers waives its right to take subrogated action or to claim in contribution or to exercise rights assigned to it against a member of the Seller's Group (and without prejudice to, or limitation of, any right of a member of the Seller's Group to separately enforce such terms).

10.	LIMITATIONS ON LIABILITY

The provisions of Schedule 6 shall apply to impose limitations on the Seller's liability under this Agreement.

11.	POST-COMPLETION OBLIGATIONS

11.1

After Completion, the Buyer shall permit, and shall ensure that each member of the Buyer's Group (which for these purposes shall include the Group) permits upon reasonable prior notice and during normal working hours, the Seller together with its representatives to have reasonable access to, and to take copies of, the books, records and documents of the Group to the extent that:

(a)	they are within the Buyer's Group's possession;

(b)	they relate to the period prior to Completion; and

(c)	they are reasonably required by the Seller to comply with any Applicable Law or in connection with its accounting obligations or Tax affairs.
11.2

After Completion, the Seller shall permit, and shall ensure that each member of the Seller's Group permits, upon reasonable prior notice and during normal working hours, the Buyer and its representatives to have reasonable access to, and to take copies of, the books, records and documents of the Group to the extent that:

(a)	they are within the Seller's Group's possession;

(b)	they relate to the period prior to Completion; and

(c)	they are reasonably required by the Buyer to comply with any Applicable Law or in connection with its accounting obligations or Tax affairs.
11.3

The Buyer agrees that, following Completion, the Seller shall not be required to maintain any of the insurance policies maintained prior to Completion by or on behalf of the Seller in relation to the Group.

12.	CONFIDENTIALITY

12.1

Subject to clause 12.2, the Parties shall, and shall procure that their respective Affiliates, shareholders, directors, officers, employees, advisers, agents and consultants shall, treat as strictly confidential and not disclose or use any Confidential Information and shall ensure that no member of the Buyer's Group or the Seller's Group (as applicable) discloses information relating to the negotiation, existence or provisions of a Transaction Document unless it has first obtained the other Parties' written permission.

Hogan Lovells Lee & Lee

12.2	Subject to clause 12.3, the Parties agree that clause 12.1 shall not prohibit the disclosure or use of any information by any Party if and to the extent that:

(a)

the disclosure or use is required by Applicable Law, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body, or the rules and regulations of any recognised stock exchange or any professional standards body to which such Party or its Affiliates is or may become subject, provided however, that the Party receiving the Confidential Information shall use reasonable efforts to limit the disclosure of the Confidential Information to the extent permitted by Applicable Law;

(b)

the disclosure or use is required or desired for the purpose of any legal proceedings arising out of this Agreement or any other Transaction Document, or the disclosure or use is reasonably required to be made to a Tax Authority in connection with the Tax affairs of the disclosing Party, provided however, that the Party receiving the Confidential Information shall use reasonable efforts to limit the disclosure of the Confidential Information to the extent permitted by Applicable Law;

(c)

the disclosure is made to Affiliates, directors, officers, employees, advisers, lenders, agents and consultants of any Party, in each case on terms that the relevant Party will procure that such Affiliates, directors, officers, employees, advisers, lenders, agents and consultants comply with the provisions of this clause 12 in respect of such information as if they were a party to this Agreement;

(d)	the Seller (in the case of a disclosure by the Buyer) or the Buyer (in the case of a disclosure by the Seller) (as applicable) has given prior written approval for such disclosure or use; or
(e)	the information is contained in an Announcement which has been made in compliance with the terms of clause 13.
12.3

The restrictions under clause 12.1 shall not apply to any information disclosed by the Seller to Navis or any actual or prospective investors in funds managed or advised by Navis, or to any prospective investor in Navis (directly or indirectly), including a disclosure made to any general partner, limited partner, manager, trustee or nominee of, or investor or prospective investor in Navis (directly or indirectly), provided that, in the case of disclosure to a prospective investor, information shall be disclosed only to the extent the Seller reasonably determines such Confidential Information is required by such prospective investor to make an investment decision, and provided further that the Seller shall procure that such recipients of any Confidential Information shall comply with the provisions set out in this clause 12 as if they were a party to this Agreement.

12.4

The Seller and/or the Buyer may only make disclosures in the circumstances contemplated by clauses 12.2(a) or 12.2(b) if before making any such disclosure they have consulted with the other and taken into account that Party's requirements as to the timing, content or manner of making the disclosure to the extent permitted by Applicable Law and to the extent it is reasonably practicable to do so.

12.5	The restrictions in this clause 12 shall continue to apply after Completion or termination of this Agreement for a period of three (3) years from the Completion Date.
13.	ANNOUNCEMENTS

13.1	Subject to clause 13.2, the Buyer or Seller shall not:

(a)	make or send; or

Hogan Lovells Lee & Lee

(b)	permit another person to make or send on its behalf,

a public announcement, communication or circular (an "Announcement") regarding the existence or subject matter of this Agreement or another Transaction Document, unless it has first obtained the written permission of the Buyer (where the Seller is seeking permission) or the Seller (where the Buyer is seeking permission).

13.2	Clause 13.1 shall not apply to an Announcement:

(a)

previously consented to, which may be repeated in whole or in part by any Party provided that the prevailing facts and circumstances in respect of the Announcement previously consented to are not materially different;

(b)	which is required by Applicable Law, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body; or
(c)	which is required by a rule of a stock exchange or listing authority on which the shares or other securities of a member of that Party's group are listed or traded.
13.3

The Seller and/or the Buyer may only make or send an Announcement contemplated by clauses 13.2(b) and 13.2(c) if before making or sending any such Announcement they have consulted with each other and taken into account each other's requirements as to the timing, content or manner of making or sending such Announcement to the extent permitted by Applicable Law and to the extent it is reasonably practicable to do so.

14.	DIRECTOR AND OFFICER - RELEASE FROM LIABILITY AND INSURANCE

14.1

From and after Completion, to the maximum extent permitted under Applicable Law, the Buyer shall release, and shall cause the Group Companies to release, each present and former director, officer and employee of the Group Companies, who are present or former employees, partners or officers of Navis or any of its Affiliates (excluding any other director, officer or employee of the Group) (the "Released Persons"), from any and all liabilities arising out of or pertaining to such Released Persons' duty or capacity as director, officer or employee of the Group Companies at or prior to Completion, other than any criminal liability, whether asserted or claimed prior to, at or after Completion, and the Buyer shall not, and shall cause the Group Companies not to, make any claim for indemnity (including through a shareholders' derivative action) against any such Released Persons in connection with any such liabilities. Without limiting the foregoing, the Buyer shall cause each Group Company, for a period of not less than six (6) years from the Completion Date:

(a)

to maintain provisions (if any) in its organisational and constitutional documents or any agreement for the benefit of any such Released Persons, concerning the indemnification and exculpation of such persons that are no less favourable to those persons than the provisions of the organisational and constitutional documents of such Group Company or such agreement (as applicable), in each case, as of immediately prior to Completion; and

(b)	not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by Applicable Law.
14.2

For a period of six (6) years from the Completion Date, the Buyer shall cause the Group Companies to maintain in effect directors' and officers' liability insurance covering those persons who are covered by any Group Company's directors' and officers' liability insurance policies as of immediately prior to Completion (the "Relevant Persons") on terms not less favourable than the terms of such insurance coverage as of immediately prior to Completion

Hogan Lovells Lee & Lee

(subject to the availability in the insurance market of policies with such terms at substantially the same cost as currently available (adjusted for inflation by reference to the retail price index)) covering the Relevant Persons in respect of claims arising on or prior to Completion, provided however that:

(a)

the Buyer or the applicable Group Company, following Completion, may cause coverage to be extended under the Group Companies' existing directors' and officers' liability insurance as of immediately prior to Completion by obtaining a six (6)-year "tail" policy containing terms not less favourable than the terms of such existing insurance coverage with respect to matters existing or occurring at or prior to Completion; and

(b)

if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this clause 14.2 shall be continued in respect of such claim until the final disposition thereof.

14.3

Notwithstanding any provision of this Agreement to the contrary, this clause 14 shall survive Completion for six (6) years (and if any claim(s) are asserted or made within such six (6)- year period against any Relevant Persons, for such longer period until final disposition of such claim(s)) and shall be binding, jointly and severally, on all successors and assigns of the Buyer.

14.4

In the event that the Buyer, the Group Companies or any of their respective successors or assigns: (a) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger; (b) transfers or conveys all or substantially all of its properties and assets to any person; or (c) winds up, dissolves or liquidates, then, and in each such case to the extent it is commercially practicable to do so in the Buyer's reasonable opinion, proper provision shall be made so that the Buyer or the Group Companies, or the successors or assigns of the Buyer or such Group Companies, as the case may be, shall assume and succeed to the obligations set out in clause 14.1.

15.	ASSIGNMENT PROHIBITED

No Party shall assign, charge or otherwise dispose of any of its rights or benefits under this Agreement or grant or create any third party interest in any of its rights under this Agreement (including holding an interest on trust for another) without the prior written consent of each other Party.

16.	NOTICES

16.1	A notice, permission or other communication under or in connection with this Agreement shall be:
(a)	in writing;
(b)	in English;
(c)	signed by or on behalf of the person giving it; and
(d)

delivered by hand or sent by recorded delivery post or by email to the relevant Party to the contact, address and email address set out in clause 16.3 (or if otherwise notified by the relevant person under clause 16.7 to such other contact, address or email address as has been so notified).

16.2

In the case of notices only, a copy of any notice sent to a Party under or in connection with this Agreement shall be delivered by hand or sent by recorded delivery post or by email to the person ("copy recipient") indicated in clause 16.3, to the contact, address and email

Hogan Lovells Lee & Lee

address set out in clause 16.3 (or if otherwise notified by the relevant Party under clause

16.7 to such other copy recipient or such other contact, address or email address as has been so notified). A notice given to a Party is not duly given until both the notice and the copy is given in accordance with this clause 16.

16.3	The contact, address and email address for each Party and copy recipient is (unless otherwise notified under clause 16.7):
(a)	in the case of the Seller, as follows:

Address:c/o Asclepius Holding Ltd.

Flemming House,

P.O. Box 662 Wickhams Cay Road Town, Tortola

VG1110 British Virgin Islands

Email address:rmuse@naviscapital.com / moctoman@naviscapital.com

Attention:Rodney Muse / Michael Octoman

with a copy to Navis Management Sdn Bhd:

Address:Level 17, Axiata Tower

9, Jalan Stesen Sentral V,
Kuala Lumpur Sentral, 50470
Kuala Lumpur

Email address:rmuse@naviscapital.com / moctoman@naviscapital.com

Attention:Rodney Muse / Michael Octoman

with a copy to the Seller's Solicitors:

Address:	Hogan Lovells Lee & Lee 50 Collyer Quay

#10-01 OUE Bayfront

Singapore 049321

Email address:stephanie.keen@hoganlovells.com

Attention:Stephanie Keen

(b)	in the case of the Buyer and the Guarantor, as follows:
Address:	15 Elizabeth Drive Chelmsford, MA 01824

United States of America

Email address:	John.Obrien@azenta.com
Attention:	John O'Brien

with a copy to:

Email address:Jason.Joseph@azenta.com

Attention:Jason Joseph

Hogan Lovells Lee & Lee

and with a further copy to the Buyer's Solicitors:

Address:	Taylor Wessing LLP 5 New Street Square London

United Kingdom, EC4A 3TW

Email address:	W.Belcher@taylorwessing.com
Attention:	William Belcher
16.4	Unless there is evidence that it was received earlier, a notice or other communication that complies with clause 16.1 is deemed given:

(a)	if delivered by hand, at the time of delivery, except as provided in clause 16.5;
(b)	if sent by recorded delivery post, at 9.00 am on the second Business Day after the day of posting; and
(c)	if sent by email, at the time of its transmission, except as provided in clause 16.5.
16.5	If deemed delivery under clause 16.4 of a notice or other communication delivered by hand or sent by email occurs:
(a)	before 9.00 am on a Business Day, the notice or other communication is deemed delivered at 9.00 am on that day; and
(b)	after 6.00 pm on a Business Day or on a day which is not a Business Day, the notice or communication is deemed to have been given at 9.00 am on the next Business Day.
16.6	In this clause 16, a reference to time is to local time in the country in which the recipient of the relevant notice, permission or other communication is located.
16.7

A Party may notify each other Party of a change to any of the details for it referred to in clause 16.3 provided always such address is a physical address. The notice shall comply with the terms of clause 16.1 and must state the date on which the change is to occur. That date must be on or after the fifth (5th) Business Day after the date on which the notice is delivered.

17.	COSTS

17.1

Except where this Agreement or another Transaction Document expressly provides otherwise, each Party shall pay its own costs incurred in connection with the negotiation, preparation, execution and implementation of this Agreement and each other Transaction Document.

17.2

Without prejudice to clause 17.1, the Buyer shall be responsible for any stamp duty or notarial fees and all registration and transfer Taxes and duties (or their equivalent) in all jurisdictions where such fees, Taxes and duties are payable as a result of the transfer of the Sale Shares pursuant to this Agreement, excluding any such fees, Taxes and duties (or their equivalent) attributable to a prior transfer in respect of the Sale Shares. The Buyer and the Seller shall use commercially reasonable efforts to cooperate to reduce or eliminate any fees, Taxes or duties described in the preceding sentence to the extent permitted by Applicable Law.

18.	INTEREST ON LATE PAYMENT

Hogan Lovells Lee & Lee

If either the Seller or the Buyer fails to pay any amount required to be paid under this Agreement when it is due (a "Due Amount"), the Party that fails to pay such amount must pay interest on the Due Amount from and including the due date for payment, up to and including the date of actual payment, at the rate of six per cent. (6%) above the base rate from time to time of the Company's primary bankers. This rate applies to any period after a judgment as well as before a judgment. Interest shall accrue on a daily basis.

19.	VARIATION

A variation of this Agreement is valid only if it is in writing and signed by, or on behalf of, each of the Parties to this Agreement. The expression "variation" shall include any amendment, supplement, deletion or replacement however effected.

20.	WAIVER

The failure to exercise or delay in exercising any right or remedy provided by this Agreement or by Applicable Law does not constitute a waiver of that right or remedy or a waiver of any other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by Applicable Law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

21.	RIGHTS AND REMEDIES ARE CUMULATIVE

The rights and remedies provided by this Agreement are cumulative and do not exclude any rights and remedies provided by Applicable Law.

22.	COUNTERPARTS; ELECTRONIC SIGNATURES

This Agreement may be executed by electronic signature and entered into in any number of counterparts and any Party may enter into this Agreement by executing any counterpart. A counterpart constitutes an original of this Agreement and all executed counterparts together have the same effect as if each Party had executed the same document. Counterparts may be delivered by electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

23.	EFFECT OF COMPLETION

The terms of this Agreement (insofar as not performed at Completion and otherwise as specifically provided in this Agreement) shall continue in force notwithstanding Completion.

24.	ENTIRE AGREEMENT

24.1

This Agreement and each document referred to in it shall constitute the entire agreement between the Parties and supersedes any previous agreement or arrangement between the Parties relating to the subject matter of this Agreement.

24.2	The Buyer agrees and acknowledges that:

(a)	it has not relied on (nor been induced to enter into this Agreement by) any statement, representation or warranty which is not expressly included in any Transaction Document;
(b)	it is entering into this Agreement solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers;

Hogan Lovells Lee & Lee

(c)

it has no claim or remedy in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of the Seller in connection with or relating to a transaction which is not expressly included in any Transaction Document;

(d)

subject to the limitations set out in Schedule 6, the only claim or remedy that is available to the Buyer in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of the Seller is a claim for damages for breach of this Agreement and not termination, rescission, damages in tort, damages under statute or any other remedy. Accordingly, the Buyer waives all and any rights of rescission or termination it may have in respect of any such matter; and

(e)

any monetary remedy at law, even if available, would not be an adequate remedy and irreparable damage would occur to a Party in the event that each other Party's obligations under this Agreement or any of the other Transaction Documents to which it is a party are not performed in accordance with the specific terms herein or therein or are otherwise breached. Accordingly, each Party agrees and acknowledges that each other Party shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement or any of the other Transaction Documents to which it is a party and to enforce specifically the terms and provisions hereof or thereof, and each Party shall not argue to the contrary and waives objection to the courts on the grounds of inadequacy of remedy or otherwise.

24.3	Nothing in this clause 24 shall limit and/or exclude any liability arising or remedy that is available as a result of fraud.
25.	INVALIDITY

If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected.

26.	THIRD PARTY RIGHTS

Save as contemplated in clauses 9.6 and 9.7, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of, or enjoy any benefit under, this Agreement.

27.	FURTHER ASSURANCES

Each Party shall execute and deliver such documents and perform such acts and things as either of the Seller or the Buyer may reasonably require to transfer the Sale Shares to the Buyer.

28.	PAYMENTS

28.1

Save where specific provision is made in this Agreement, any payments due by a Party pursuant to this Agreement shall be effected by crediting the payment for same day value without deduction for bank or other similar charges to the account specified by the payee to the payer by telegraphic transfer or other electronic means on or before the due date for payment.

28.2	All sums payable by any Party under this Agreement must be paid free of and without any

Hogan Lovells Lee & Lee

rights of counterclaim or set off, and without deduction or withholding on any ground whatsoever, save only as may be required by Applicable Law. If any deduction or withholding is required by Applicable Law (save in respect of interest under clause 18), the payer shall:

(a)	provide such evidence of the relevant withholding as the payee may reasonably require; and
(b)

pay to the payee such amount as will ensure that, after the deduction or withholding has been made, the payee will have received a sum equal to the amount that the payee would otherwise have received in the absence of the deduction or withholding.

29.	GOVERNING LAW AND JURISDICTION

29.1

This Agreement, the documents to be entered into pursuant to it, the arbitration clause contained in it and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement or any such documents shall be governed by and construed in accordance with English law.

29.2

Any dispute, disagreement, controversy or claim arising out of or in connection with this Agreement (including without limitation any claims for set-off or counterclaim, or any question regarding the existence, validity or termination of this Agreement) or the legal relationships established by this Agreement shall be referred to and finally resolved by arbitration in London administered by the London Court of International Arbitration in accordance with the Arbitration Rules of the London Court of International Arbitration ("LCIA Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause 29.

29.3	The seat of the arbitration shall be London.

29.4

The arbitral tribunal shall consist of three (3) arbitrators. The Seller shall appoint one (1) arbitrator, the Buyer shall appoint one (1) arbitrator and the two (2) arbitrators so nominated shall designate a third arbitrator acceptable to both the Seller and the Buyer, failing which the third arbitrator shall be appointed in accordance with the LCIA Rules.

29.5

The language of the arbitration shall be English and all documents which are not in the English language and are to be submitted to the arbitration shall be submitted to the arbitration in their original form together with an English translation.

Hogan Lovells Lee & Lee

IN WITNESS WHEREOF, the Parties have executed this Agreement by their authorised representatives on the date indicated above.

Signed by for and on behalf of B MEDICAL SYSTEMS HOLDING S.A.	) ) )

/s/ Michael Octoman
Name: Michael Octoman
Title: Director

Signed by for and on behalf of AZENTA LUXEMBOURG S.À R.L	) ) )

/s/ Jason W. Joseph
Name: Jason W. Joseph
Title: Class B Manager

Signed by for and on behalf of AZENTA, INC.	) ) )

/s/ Lindon Robertson
Name: Lindon Robertson
Title: EVP & CFO, Azenta

Hogan Lovells Lee & Lee

SCHEDULE 1

The Group

Part 1 – Information on the Company

B MEDICAL SYSTEMS S.À R.L.

Date of Incorporation	20 February 1967 (incorporated under the name ELECTROLUX-KREFT, GES.GERATEBAU)
Country of Incorporation	Grand Duchy of Luxembourg
Type of company	Privatelimitedliabilitycompany(sociétéà responsabilité limitée)
Registration number	B91535 (formerly D B 451)
Registered office	17 Op der Hei, L-9809 Hosingen, Grand Duchy of Luxembourg
Managers

(1)

Michael John Octoman, Class B Manager

(2)

Jesal Doshi, Class B Manager

(3)

Rajendra Nandakumar Pai, Class B Manager

(4)

Luc Antoine André Provost, Class A Manager

(5)

Alberto Moreno Garcia-Rincon, Class B Manager

Secretary	N/A
Issued Share Capital	EUR 2,500,000 divided into 100,000 shares having a par value of EUR 25 each
Shareholder	B Medical Systems Holding S.A.	100,000 shares (100%)

Hogan Lovells Lee & Lee

Part 2 – Information on the Subsidiaries

1.	B Medical Systems North America LLC

Date of Incorporation	21 November 2019
Country of Incorporation	United States of America
United States Federal Income Tax status	Standalone C corporation
Type of company	Foreign Limited Liability Company
File number	7710787
Registered office	650 New Burton Road, Suite 201, Dover, Delaware 19904
Directors	(1) Jesal Doshi (2) Susan Dewell Crassaerts (3) Marnick Dewilde
Secretary	N/A
Issued Share Capital	N/A (Uncertificated membership interest)
Shareholder	B Medical Systems S.à r.l.	100% membership interest

Hogan Lovells Lee & Lee

2.	B MEDICAL SYSTEMS INDIA PRIVATE LIMITED

Date of Incorporation	14 January 2021
Country of Incorporation	India
Type of company	Private limited company
Company Identification Number	U33119MH2021PTC353523
Registered office	Premise Number 2, Ground Floor Girikunj Building, 71 N.S Road, Marine Drive Mumbai City, Maharashtra - 400020 India
Directors	(1) Jesal Doshi (2) Luc Antoine André Provost
Secretary	Nikhil Goyal
Issued Share Capital	INR 142,173,700 comprising 14,217,370 ordinary shares (equity shares) of INR 10 each
Shareholder	B Medical Systems S.à r.l.	14,217,369 equity shares (99.99%)
	B Medical Systems S.à r.l. jointly with Jesal Doshi	1 equity share (0.00001%)

Hogan Lovells Lee & Lee

SCHEDULE 2

Seller's Pre-Completion Conduct

1.	CONTINUATION OF BUSINESS IN THE NORMAL COURSE

The business of each Group Company shall be operated in all material respects in the normal and usual way.

2.	MATTERS REQUIRING BUYER'S PRIOR WRITTEN CONSENT

2.1

Save for the Permitted Matters, no Group Company may do or agree to do any of the following unless the Buyer gives its prior written consent (which the Buyer must not unreasonably withhold or delay in providing):

(a)	modifying any right attached to any shares in a Group Company;

(b)

creating, issuing or granting a right to acquire (either by transfer or subscription) any shares in the capital of a Group Company or issuing securities giving any right over any shares in a Group Company;

(c)

capitalising or repaying an amount standing to the credit of a reserve of a Group Company or redeeming or purchasing shares in the capital of a Group Company or otherwise reorganising the share capital of a Group Company;

(d)	admitting a person as a member of a Group Company or transferring, or approving the transfer of, shares in a Group Company;
(e)	creating any Encumbrance in relation to any asset of a Group Company, other than in the normal and usual course;
(f)

entering or agreeing to enter into any capital commitment or any contract involving any expenditure on capital account or the purchase of any capital equipment or other items of a capital nature with a value equal to or more than five million US Dollars (US$5,000,000);

(g)	dismissing any Key Employee or asking or requiring such Key Employee to work on terms which will result in that employee being entitled to claim that they have been constructively dismissed;
(h)

instituting, compromising or settling any material legal or arbitration proceedings where the cost or financial exposure of the Group or any one Group Company is in excess of one million US Dollars (US$1,000,000);

(i)

amalgamating or merging with any other company or concern or acquiring any shares in any other company or being party to any merger, contribution or spin-off or participating in any partnerships or joint venture;

(j)

borrowing any money or incurring any credit except by way of the drawdown or utilisation of facilities existing on the Signing Date or any of the SNCI Loan Agreements (including any loan facilities made available to the Group as at the Signing Date pursuant to the HSBC Senior Facilities Agreement), provided that no further utilisation of the aforesaid facilities shall take place after 16 September 2022; and/or

(k)	filing, amending, making, modifying or revoking any material Tax election or Tax Return, other than any Tax submission to the Tax Authority in the normal and usual

Hogan Lovells Lee & Lee

course (including, without limitation, any monthly, quarterly and annual Tax submissions and filings to Tax Authorities in the normal and usual course).

2.2	Neither paragraph 1 nor paragraph 2.1 of this Schedule 2 prevents or restricts the Seller or a Group Company from:
(a)	completing or performing any obligations under a contract entered into before the Signing Date or any obligations or undertakings set out in this Agreement or any other Transaction Document;
(b)	taking or omitting to take any action:

(i)	at the Buyer's written request; or

(ii)	in order to comply with any Applicable Law; or

(c)	incurring or making any payment of Permitted Leakage.

2.3	For the purposes of this Schedule 2, "Permitted Matters" means:

(a)	the issuance of the SNCI Prepayment Notice by the Company to SNCI and the prepayment of the SNCI Settlement Amount by the Company in full;
(b)

the entry by the Company into a mutual release, set-off and waiver agreement with the Seller in relation to the mutual release, set-off and/or waiver of the following intercompany debt amounts existing between the Company and the Seller prior to Completion:

(i)

in connection with the Buyer's payment to HSBC of the HSBC Redemption Amount in accordance with clause 3.3(a), a debt owing by the Company to the Seller in respect of the principal amount and all accrued interest, charges, fees and other amounts outstanding and payable by the Company under the HSBC Senior Facilities Agreement prior to Completion;

(ii)

the Seller's receivable for all unpaid Taxes owing by the Company to the Seller, in respect of all Tax amounts paid or payable by the Seller to the Tax Authority for and on behalf of the Company up to the Completion Date; and

(iii)

the Company's receivable for all principal and interest amounts outstanding and payable to the Company by the Seller prior to Completion under, and in accordance with, the assignment and transfer agreement dated 27 February 2015 entered into between Dometic Sweden AB, as transferor, the Company, as transferee, and the Seller, as assigned debtor,

(collectively, the "Set-Off Transactions") and a waiver by the Company or the Seller (as the case may be) of any net amount owing and due to the Seller or the Company respectively (as the case may be) following completion of the Set-Off Transactions;

(c)

the declaration by the Company of a dividend in favour of the Seller for the distribution of the receivable owing by Asclepius Holding Ltd. to the Company, and the entry by the Company, as assignor, into an assignment agreement with the Seller, as assignee, and Asclepius Holding Ltd., as the assigned debtor, to effect the assignment of such receivable from the Company to the Seller, provided that any such distribution shall not exceed one million Euros (€1,000,000) (the "Dividend Distribution"); and

Hogan Lovells Lee & Lee

(d)	subject to completion of the matters set out in paragraphs 2.3(a) to 2.3(c) of this Schedule above:

(i)

the contribution by the Seller to the capital surplus account of the Company (account 115 "capital contribution without the issuance of new shares in the company" of the Luxembourg standard chart of accounts dated 12 September 2019) for an amount equal to the aggregate principal and interest receivable amount owing by the Company to the Seller under the PPL 2 Agreements (the "Capital Surplus Contribution Amount"); and

(ii)	the payment of the Capital Surplus Contribution Amount by the Seller to the Company by way of set-off (compensation) against the amount owed by the Company to the Seller under the PPL 2 Agreements, and the entry by the Company and the Seller into a contribution agreement to effect such contribution and the extinguishment of any debt owing by the Company to the Seller under the PPL 2 Agreements, and any action related thereto (the "PPL 2 Settlement").

3.	ACCESS TO THE GROUP

3.1

The Seller shall, where practicable, allow the Buyer and its representatives to have reasonable access to representatives of the Group designated by the Seller on reasonable prior notice during normal business hours.

3.2

The Seller shall use its reasonable endeavours to procure that the management of each Group Company assist the Buyer and/or the Buyer's appointed advisors with the preparation of each of the following financial statements in a form and substance compliant with the requirements imposed therefor by the U.S. Securities and Exchange Commission:

(a)	audited financial statements in respect of the Group for the financial year ending 31 December 2021; and
(b)	interim-financial statements in respect of each Group Company for the financial period commencing on 1 January 2022 and ending on 30 June 2022.

Hogan Lovells Lee & Lee

SCHEDULE 3

Signing and Completion Obligations Part 1 – Signing Obligations

1.	SELLER'S SIGNING OBLIGATIONS

On Signing, the Seller shall deliver to the Buyer:

(a)

a certified true copy of the resolutions of the board of directors of the Seller (certified as a true copy by a director of the Seller) approving the terms of the Transaction Documents and the entry by the Seller into the Transaction Documents;

(b)	(if required by the Buyer) evidence satisfactory to the Buyer of the capacity and authority of each person executing a Transaction Document on the Seller's behalf; and
(c)	the Disclosure Letter duly executed by the Seller.

2.	BUYER'S SIGNING OBLIGATIONS

On Signing, the Buyer shall deliver to the Seller:

(a)

a certified true copy of the resolutions of the board of managers of the Buyer (certified as a true copy by a manager of the Buyer) approving the terms of the Transaction Documents and the entry by the Buyer into the Transaction Documents;

(b)	(if required by the Seller) evidence satisfactory to the Seller of the capacity and authority of each person executing a Transaction Document on the Buyer's behalf;
(c)	an acknowledgment of receipt of the Disclosure Letter duly executed by the Buyer; and
(d)	a letter from the W&I Insurers confirming that the Buyer has put in place the W&I Insurance Policy in connection with the Transaction together with a copy of the W&I Insurance Policy.

Hogan Lovells Lee & Lee

Part 2 – Completion Obligations

1.	Seller's Completion Obligations

1.1

No later than 28 September 2022, subject to receipt by the Seller of a copy of a solicitors' undertaking issued and duly executed by the Buyer's Solicitors in relation to the Release Document and the required number of originals of the duly executed Release Document signed by each party to the Release Document in accordance with the terms of the Release Letter, the Seller shall deliver to the Buyer all originals of the duly executed Release Document.

1.2

On the Completion Date, subject to: (I) compliance by the Buyer with its payment obligations in paragraph 2.2(a) of this Part 2 to this Schedule 3; and (II) receipt by the Seller of the Initial Purchase Price in the Seller's Account, the Seller shall deliver to the Buyer:

(a)

the Luxembourg law governed share transfer agreement in the form attached in Schedule 10, duly executed by the Seller and counter-signed by the Company with effect on and from Completion (the "Luxembourg Transfer Form");

(b)

a scanned copy of the duly executed register of shareholders of the Company, evidencing the transfer of the Sale Shares from the Seller to the Buyer with transfer dated as at the Completion Date, the original copy to be provided together with the Company's corporate books in accordance with paragraph 1.5 of this Part 2 of this Schedule 3 below;

(c)

a scanned copy of the written resignations (signed and dated as at the Completion Date) in the agreed form of each of the following persons, pursuant to which such persons resign from their position held as managers or directors (as applicable):

(i)	in the Company:

(1)	Michael John Octoman, class B manager;

(2)	Jesal Doshi, class B manager;

(3)	Rajendra Nandakumar Pai, class B manager; and

(4)	Alberto Moreno Garcia-Rincon, class B manager; and

(ii)	in B Medical Systems North America LLC:

(1)	Jesal Doshi, director;

(2)	Susan Dewell Crassaerts, director; and

(3)	Marnick Dewilde, director,

in each case, subject to Completion and with such resigning managers and/or directors (as applicable) acknowledging that they have no claims against the Company and (where applicable) any other Group Company;

(d)

a certified true scanned copy of the board resolutions of the Company (certified as a true copy by a manager of the Company) and, where applicable, a certified true scanned copy of the board resolutions of each other relevant Group Company (certified as a true copy by a director of the relevant Group Company):

(i)	approving the execution of the Luxembourg Transfer Form, the registration

Hogan Lovells Lee & Lee

of the transfer of the Sale Shares and the entry of the name of the Buyer into the register of shareholders of the Company as the holder of the Sale Shares with effect from, and subject to, Completion;

(ii)

instructing and giving power to any manager of the Company to sign and execute the Luxembourg Transfer Form in the name and on behalf of the Company and take any action useful or necessary in connection therewith. including any filing with the Luxembourg Trade and Companies' Register (Registre de commerce et des Sociétés de Luxembourg) and the Luxembourg Recueil Electronique des Sociétés et Associations in order to evidence the transfer of the Sale Shares;

(iii)	approving the execution, and entry into, by the Company of:

(1)	the mutual release, set-off and waiver agreement with the Seller to effect the Set-Off Transactions;

(2)	the assignment agreement with the Seller to effect the Dividend Distribution; and
(3)	the contribution agreement with the Seller to effect the PPL 2 Settlement;
(iv)

approving (subject to receipt from the relevant person of a written consent to act as a director of the relevant Group Company and such documents and information as the relevant Group Company may require to complete its know-your-customer checks) the appointment as director(s) of the relevant Group Company (expressed to take effect from, and subject to, Completion) of such persons to be notified by the Buyer to the Seller prior to Completion; and

(v)

approving the resignation as directors of the relevant Subsidiary (expressed to take effect from, subject to, Completion) of each of the persons named in paragraph 1.2(c)(ii) of Part 2 of this Schedule 3 above; and

(e)

a certified true scanned copy of the resolutions of the shareholder of the Company (certified as a true copy by a director of the Seller), whereby the Seller (in its capacity as sole shareholder of the Company):

(i)

approves the transfer of the Sale Shares from the Seller to the Buyer in accordance with articles 710-12 and 710-29 of the Luxembourg law dated 10 August 1915 on commercial companies, as amended from time to time and the Company's articles of association, with effect from, and subject to, Completion;

(ii)	approves the Dividend Distribution, and the execution, and entry into, by the Company of any assignment agreement in relation thereto;
(iii)

approves the contribution by the Seller of the Capital Surplus Contribution Amount to the Company, and the payment of such amount by the Seller to the Company by way of set-off (compensation) against the amount owed by the Company to the Seller under the PPL 2 Agreements, and the execution, and entry into, by the Company of any contribution agreement in relation thereto;

(iv)	acknowledges the resignation of the managers of the Company named in

Hogan Lovells Lee & Lee

paragraph 1.2(c)(i) of Part 2 of this Schedule 3 above as of and subject to Completion; and

(v)

subject to receipt from the relevant person of a written consent to act as a manager of the Company and such documents and information as the Company may require to complete its know-your-customer checks, approving the appointment as manager(s) of the Company (expressed to take effect from, and subject to, Completion) of such persons to be notified by the Buyer to the Seller prior to Completion.

1.3	On or prior to Completion, the Seller shall:

(a)

procure payment of an amount equal to the SNCI Settlement Amount by electronic transfer of funds for same day value without deduction for bank or other similar charges to such bank account nominated for this purpose by SNCI to the Seller; and

(b)

deliver to the Buyer a copy of the SWIFT MT 103 confirmation or equivalent irrevocable bank instruction issued by Banque Internationale à Luxembourg S.A. (or such other bank as notified to the Buyer prior) confirming that irrevocable instructions have been given for an amount equal to the SNCI Settlement Amount to be transferred to SNCI.

1.4	On or prior to Completion, the Seller shall deliver to the Buyer evidence of completion of the Set-Off Transactions, Dividend Distribution and PPL 2 Settlement.
1.5	On the Completion Date, the Seller shall make available to the Buyer at the Properties:

(a)

the common seal and company chops (if any), the certificate of incorporation, memorandum and articles of association (or their equivalent) and statutory books and registers of each Group Company, and the share certificates in respect of each Subsidiary; and

(b)	the financial and accounting books and records of each Group Company and all available title deeds and other documents relating to the Properties.
2.	BUYER'S COMPLETION OBLIGATIONS

2.1	No later than 28 September 2022, the Buyer shall deliver to the Seller evidence of payment to the W&I Insurers of the full amount of the premium for the W&I Insurance Policy.
2.2	No later than 10:00 a.m. (Luxembourg time) on the Funds Payment Date, the Buyer shall:

(a)

pay, or procure the payment by the Buyer's Paying Agent of, an amount equal to the HSBC Redemption Amount into the HSBC Account by electronic transfer of funds for same day value without deduction for bank or other similar charges; and

(b)

upon receipt of a copy of the SWIFT MT 103 confirmation or equivalent irrevocable bank instruction issued by J.P. Morgan SE (Luxembourg Branch) confirming that irrevocable instructions have been given for an amount equal to the HSBC Redemption Amount to be transferred into the HSBC Account, deliver a copy of such SWIFT MT 103 confirmation or equivalent irrevocable bank instruction to HSBC and the Seller.

2.3	No later than 10:00 a.m. (Luxembourg time) on the Completion Date, the Buyer shall, subject to issuance of the HSBC Release Confirmation by HSBC to the Buyer:

Hogan Lovells Lee & Lee

(a)

pay, or procure the payment by the Buyer's Paying Agent of, an amount equal to the Initial Purchase Price into the Seller's Account by electronic transfer of funds for same day value without deduction for bank or other similar charges; and

(b)

upon receipt of a copy of the SWIFT MT 103 confirmation or equivalent irrevocable bank instruction issued by J.P. Morgan SE (Luxembourg Branch) confirming that irrevocable instructions have been given for an amount equal to the Initial Purchase Price to be transferred into the Seller's Account, deliver a copy of such SWIFT MT 103 confirmation or equivalent irrevocable bank instruction to the Seller.

2.4	On the Completion Date, subject to confirmation from the Seller that it has received payment of the Initial Purchase Price, the Buyer shall:
(a)	procure that the Buyer's Solicitors shall deliver to the Seller the Release Document dated as at the date of issuance of the HSBC Release Confirmation by HSBC to the Buyer; and
(b)	deliver to the Seller the Luxembourg Transfer Form in the form attached in Schedule 10, duly executed by the Buyer with effect on and from Completion.
2.5	Following Completion (but within five (5) Business Days from Completion), the Buyer shall:

(a)	at its own cost:

(i)

cause the transfer of the Sale Shares and/or resignation of the managers of the Company named in paragraph 1.2(c)(i) of Part 2 of this Schedule 3 above to be filed or registered (where applicable) with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) with regard to the Company or any other local register with regard to any other Group Companies not incorporated in Luxembourg, and procure immediate confirmation of receipt of any filing or registration made for such purpose; and

(ii)

cause the filing of a notice regarding the change of beneficial owners of the Company, and/or (as applicable) any other Group Companies not incorporated in Luxembourg, with the Luxembourg Register of Beneficial Owners (Registre des bénéficiaires effectifs – RBE), and/or (as applicable) any other local register with regard to any other Group Companies not incorporated in Luxembourg, in order to register the new beneficial owners of the Company, and/or (as applicable) any other Group Companies not incorporated in Luxembourg, pursuant to the Completion and ensure publication of such notice; and

(b)

thereafter, deliver to the Seller evidence that the appropriate filings required under Luxembourg laws have been made with the Luxembourg Trade and Companies' Register (Registre de commerce et des Sociétés de Luxembourg) and the Luxembourg Recueil Electronique des Sociétés et Associations for:

(i)	the transfer of the Sale Shares in the manner contemplated by the Transaction Documents; and
(ii)	the resignation of the resigning managers of the Company in accordance with the resolutions referred to in paragraph 1.2(e)(iv) of Part 2 of this Schedule 3 above.

Hogan Lovells Lee & Lee

SCHEDULE 4

Buyer's Warranties

1.

The Buyer is duly incorporated, duly organised and validly existing under the laws of the jurisdiction of its incorporation and has full power under its memorandum and articles of association, by-laws or equivalent constitutional documents to conduct its business as conducted at the Signing Date.

2.	The Buyer has:

(a)	the requisite power and authority to enter into and to perform its obligations under each Transaction Document to be entered into by it; and
(b)	taken all necessary corporate or other action to authorise the execution and performance of its obligations under each such Transaction Document.
3.	Once executed, each Transaction Document to be entered into by the Buyer will constitute legal, valid and binding obligations of the Buyer.
4.	The Buyer's entry into, and the performance by the Buyer of its obligations under, each Transaction Document to be entered into by the Buyer will not result in a breach of:
(a)	any Applicable Law;

(b)	any provision in its memorandum and articles of association, by-laws or equivalent constitutional documents; or
(c)	any order, decree or judgment of any court, tribunal or governmental or regulatory body which is binding on it,

where such breach would affect the Buyer's ability to enter into or perform its obligations under the relevant Transaction Document.

5.	No resolution has been passed in relation to the Buyer and, so far as the Buyer is aware, no:
(a)	step has been taken in relation to the Buyer; or

(b)	legal proceedings have been started or threatened against the Buyer,

for its winding-up or dissolution or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over its assets.

6.

The Buyer has immediately available funds and/or lines of credit sufficient to enable the Buyer to satisfy its obligation to pay the Consideration on the terms set out in this Agreement and the receipt of such funds by the Buyer, and the consummation of the transactions contemplated by this Agreement, are not contingent on financing from a third party.

7.	The Buyer has not entered into this Agreement in reliance upon any statement, representation, warranty or understanding of any kind other than the Seller's Warranties.
8.	The Buyer is not a "foreign person", as defined at 31 C.F.R. § 800.224 of the United States of America, and is not otherwise controlled by a "foreign person", as defined at 31 C.F.R. §

800.224 of the United States of America.

Hogan Lovells Lee & Lee

SCHEDULE 5

Seller's Warranties

Part 1 – Fundamental Warranties

1.

The Seller is duly incorporated, duly organised and validly existing under the laws of the jurisdiction of its incorporation and has full power under its memorandum and articles of association, by-laws or equivalent constitutional documents to conduct its business as conducted at the Signing Date.

2.	The Seller has:

(a)	the requisite power and authority to enter into and to perform its obligations under each Transaction Document to be entered into by it; and
(b)	taken all necessary corporate or other action to authorise the execution and performance of its obligations under each such Transaction Document.
3.	Once executed, each Transaction Document to be entered into by the Seller will constitute legal, valid and binding obligations of the Seller.
4.	The Seller's entry into, and the performance by the Seller of its obligations under, each Transaction Document to be entered into by the Seller will not result in a breach of:
(a)	any Applicable Law;

(b)	any provision in its memorandum and articles of association, by-laws or equivalent constitutional documents; or
(c)	any order, decree or judgment of any court, tribunal or governmental or regulatory body which is binding on it,

where such breach would affect the Seller's ability to enter into or perform its obligations under the relevant Transaction Document.

5.

No resolution has been passed in relation to the Seller and no legal proceedings have been started or threatened against the Seller for its winding-up or dissolution or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over its assets.

6.	The Sale Shares are fully paid or credited as fully paid.

7.

Save for the share pledge over the Sale Shares granted by the Seller in favour of HSBC Trustee pursuant to the HSBC Senior Facilities Agreement and the share pledge dated 13 October 2016 made between HSBC Trustee and the Seller, in the presence of the Company, which is to be released on and subject to Completion in accordance with this Agreement, the Seller is the sole legal and beneficial owner of the Sale Shares and no person has any Encumbrance over the Sale Shares.

Due Incorporation

8.	Each Group Company is duly incorporated, duly organised and validly existing under the laws of the jurisdiction of its incorporation.

Hogan Lovells Lee & Lee

Group Companies

9.	The Company does not have any subsidiaries other than the Subsidiaries and the Company has no interest in, and has not agreed to acquire an interest in, any person other than the Subsidiaries.
10.	The details of each Group Company set out in Schedule 1 are correct.

11.

Each of the Subsidiaries is, directly or indirectly, a wholly owned subsidiary of the Company (unless otherwise indicated in Part 2 of Schedule 1) and each of the shares of each Subsidiary has been properly allotted and issued and is fully paid or credited as fully paid.

12.

Save for the share pledge over the Sale Shares granted by the Seller in favour of HSBC Trustee pursuant to the HSBC Senior Facilities Agreement and the share pledge dated 13 October 2016 made between HSBC Trustee and the Seller, in the presence of the Company, which is to be released on and subject to Completion in accordance with this Agreement, no person has the benefit of any Encumbrance in the Sale Shares or any shares in any Group Company.

Corporate Filings

13.

So far as the Seller is aware, all filings, publications, registrations and other formalities required by Applicable Law to be complied with by each Group Company for the preceding three (3) years have been duly observed on a timely basis and are up-to-date.

Material Contracts and Licenses

14.

So far as the Seller is aware and save as otherwise disclosed in the Data Room Information, the Seller's entry into, and the performance by the Seller of its obligations under, each Transaction Document to be entered into by the Seller will not result in a breach of any Material Contract or Material License to which any Group Company is party or bound by, where such breach would affect the Seller's ability to enter into or perform its obligations under the relevant Transaction Document.

Liabilities, Winding-up, Insolvency Etc.

15.	No resolution has been passed in relation to any Group Company and so far as the Seller is aware, no:
(a)	step has been taken in relation to any Group Company; or

(b)	legal proceedings have been started or threatened against any Group Company,

for its winding-up or dissolution or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over its assets.

16.	No Group Company:

(a)	has suspended or threatened to suspend or give, or given notice to any of its creditors that it has suspended or is about to suspend, payment of any of its debts;
(b)	has commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;
(c)	is unable to pay its debts as they become due;

Hogan Lovells Lee & Lee

(d)	has had a bankruptcy petition presented against it or been declared bankrupt; and/or

(e)	has been served with a statutory demand under any Applicable Law.

Part 2 – General Warranties

1.	GROUP COMPANIES

No person has any present, future or contingent right to call for the allotment, conversion, or transfer of or to be entered in the share register as the holder of any share or loan capital of any Group Company.

2.	CONSTITUTIONAL DOCUMENTS

The copy of the memorandum and articles of association, by-laws, shareholders' agreement or equivalent constitutional document of each Group Company which are set out in the Data Room Information are accurate, up to date and complete.

3.	LIABILITIES, WINDING-UP, INSOLVENCY ETC.

3.1	Save as contemplated under the HSBC Senior Facilities Agreement and the SNCI Loan Agreements and as otherwise disclosed in the Disclosure Letter:
(a)	no Group Company has any material liabilities (including contingent or disputed debts) except material liabilities:
(i)	for which proper provision has been made in the Accounts or the Management Accounts; or
(ii)	which have arisen in the ordinary and usual course of day-to-day trading since the date on which the Management Accounts are issued; and
(b)	no Group Company is owed any material sums other than debts incurred in the ordinary course of trading.
3.2

So far as the Seller is aware, no person who is or has at any time within the last three (3) years been a director or manager on the board of directors or managers (as the case may be) of any Group Company has at any material time been subject to any disqualification order under any Applicable Law, or was the subject of any investigation or legal proceedings by any Government Authority capable of leading to a disqualification order being made under any Applicable Law.

3.3

No step has been taken by the Seller, and so far as the Seller is aware, no step has been taken in relation to the Seller for its winding-up or dissolution or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over its assets.

3.4	The value of the assets of each Group Company is not less than the liabilities of that Group Company, taking into account contingent and prospective liabilities.
3.5	There are no mortgages, charges, guarantees or other security arrangements entered into by any Group Company in respect of any obligations of the Seller or any Affiliate of the Seller.
4.	GRANTS

4.1	No Group Company has over the preceding one year period prior to the Signing Date

Hogan Lovells Lee & Lee

applied for or received any investment grant, building grant or any other material grant under any Applicable Law.

4.2	So far as the Seller is aware, no circumstances have arisen as a result of which:

(a)	any grant, subsidy, allowance or assistance received by any Group Company over the preceding one year period prior to the Signing Date is liable to be repaid; or
(b)	any grant, allowance subsidy or assistance for which any Group Company has made application over the preceding one year period prior to the Signing Date will not be paid or will be reduced.
5.	ACCOUNTS

5.1

The Accounts fairly reflect the true financial position (including the assets and liabilities) and state of affairs of the Group as at the Accounts Date and the profits and losses of the Group for the financial year ended on the Accounts Date.

5.2

The Accounts have been prepared in accordance with accounting principles, standards and practices generally accepted in the relevant jurisdictions in which they have been prepared as at the Accounts Date.

5.3	Except:

(a)	where the relevant financial statements expressly state otherwise; or

(b)

where changes were required in order to conform to changes in accounting principles, standards and practices generally accepted in the relevant jurisdictions in which they have been prepared which came into effect during the relevant period, the bases and policies adopted for the purpose of preparing the Accounts have been consistently applied in preparing the audited financial statements for the Group for the preceding two (2) financial years.

6.	MANAGEMENT ACCOUNTS

6.1

The Management Accounts have been (insofar as it is possible to do so) prepared in accordance with, and prepared on a basis consistent with, the basis on which the unaudited management accounts of each Group Company have been prepared for the two (2) year period ending on the Accounts Date.

6.2

The Management Accounts fairly reflect the financial position (including the assets and liabilities) and state of affairs of the Group at the Locked Box Date, and the profits or losses for the six-month period ending on 30 June 2022, in each case, taking into account the purposes and basis on which the Management Accounts have been prepared and that the Management Accounts are not audited accounts.

7.	BOOKS AND RECORDS

7.1

So far as the Seller is aware, all the accounts, books and ledgers and financial and other records of each Group Company have been properly kept (in accordance with all Applicable Laws) and are within that company's possession or control and all material transactions relating to its business have been duly and correctly recorded in them.

7.2	To the extent required by Applicable Laws and so far as the Seller is aware, the original documents of title relating to the material assets of any Group Company are in its possession or control.

Hogan Lovells Lee & Lee

8.	BUSINESS SINCE THE ACCOUNTS DATE

8.1	Since the Accounts Date, no Group Company has done or agreed to do any of the following:

(a)	disposed of any of its material assets or entered into any material transaction or assumed or incurred any material liabilities except in the ordinary and usual course of trading and at arm's length;
(b)	entered into any contract involving: (i) material expenditure on capital account; or

(ii) the purchase of any material capital equipment; or (iii) other material items of a capital nature;

(c)	modified any right attached to any shares of any Group Company;

(d)	created or issued any shares in the capital of a Group Company or issued securities giving any right over any shares in a Group Company;
(e)

capitalised or repaid an amount standing to the credit of a reserve of a Group Company or redeemed or purchased shares in the capital of a Group Company or otherwise reorganised the share capital of a Group Company;

(f)	created any Encumbrance in relation to any material asset of the Group other than in the normal and usual course of business;
(g)	changed its accounting practices or policies, except where required to do so by applicable accounting practices or principles or by Applicable Law;
(h)	created or issued any debt securities or granted any right to acquire debt securities;

(i)	amended the constitutional documents of any Group Company; or

(j)	declared, paid or made a dividend or other distribution.

8.2

Since the Accounts Date, each Group Company has carried on its business as a going concern in its ordinary and usual course without any material interruption or material change in its nature, scope or manner.

8.3	So far as the Seller is aware, since the Accounts Date:

(a)	no Group Company has been specifically instructed to reduce or limit its capital expenditure in contemplation of, or in connection with, the proposed Transaction; and
(b)	all capital expenditure has been made in the normal and usual course of business.

9.	OWNERSHIP OF ASSETS

9.1	The warranty contained in paragraph 9.2 of Part 2 of this Schedule 5 does not apply to:

(a)	stock that any Group Company has sold or will sell in the normal and usual course of its business;
(b)	a receivable arising in the normal and usual course of the Group's business;

(c)	any asset which is subject to a lease, hire, rent or hire purchase agreement;

(d)	the Property (to which paragraph 19 of Part 2 of this Schedule 5 applies); or

Hogan Lovells Lee & Lee

(e)	the Intellectual Property (to which paragraph 23 of Part 2 of this Schedule 5 applies).

9.2	So far as the Seller is aware, each asset which is material to the operation of the Group's business is:
(a)	legally and beneficially owned by the relevant Group Company;

(b)	where capable of possession, in the possession (or under the control) of the Group;

(c)	free from any Encumbrances (other than title retention provisions in respect of goods and materials supplied to a Group Company in the normal and usual operation of its business);
(d)	in the possession or control of the relevant Group Company;

(e)	in satisfactory condition having regard to their carrying values in the accounting records of the relevant Group Company; and
(f)	regularly maintained in accordance with applicable safety regulations.

9.3	So far as the Seller is aware, no Group Company is obliged to dispose of any right or interest in an asset which is material to the operation of the Group's business.
9.4	No asset which is material to the operation of the Group's business is a risk to health or safety or otherwise dangerous or, subject to normal wear and tear, in need of renewal or replacement.
9.5

Subject to normal wear and tear, all assets which are material to the operation of the Group's business are, and are expected to remain, in good repair over the period of time during which they will be written down to a nil value in the accounts of the Group Company.

9.6	So far as the Seller is aware, no Group Company has done or omitted to do any act or thing which has prejudiced or affected, or might materially prejudice or affect, its goodwill.
10.	STOCK

Each Group Company holds an adequate but not excessive stock of finished products as manufactured and/or supplied by it, and of component parts for such products all of which are in good, undamaged and merchantable condition, and are capable of being sold in its usual course of trading.

11.	INFORMATION TECHNOLOGY

11.1

The Group owns, or has valid licences to use, all material elements of the IT System necessary to operate its business and all elements of the IT System currently used in the operation of its business.

11.2

No Group Company has received written notice claiming that the use of the IT System by the Group infringes the Intellectual Property of any person and, so far as the Seller is aware, such use does not do so.

11.3

No Group Company has received written notice claiming that any element of the IT System used or licensed by the Group from a third party has been used in breach of that use agreement or licence and, so far as the Seller is aware, there has been no such material breach.

Hogan Lovells Lee & Lee

11.4	The IT System (and each part of it) has functioned consistently (except for any pre-planned outage whilst maintenance or upgrade work has been carried out) and accurately since being installed.

11.5	The IT System employs technological measures such as a data loss prevention software, to allow the Group Companies to identify any material loss of personal data and confidential information.
11.6

The Group Companies have in place appropriate and documented policies and procedures (details of which have been Fairly Disclosed) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in or processed by it, and such policies and procedures have been and are being complied with.

11.7

The Group Companies have in place appropriate back-up, business continuity, disaster recovery and other systems, arrangements, plans and procedures (details of which have been Fairly Disclosed) to enable the business of each Group Company to continue without material interruption in the event of a failure of the IT System.

11.8

For the purposes of this paragraph 11, "IT System" means all computer hardware, network and telecommunications equipment and systems, software and associated services used in connection with the business carried on by the Group.

12.	MATERIAL CONTRACTS

12.1

So far as the Seller is aware, the Seller has disclosed in the Data Room Information materially complete copies of the following agreements or binding arrangements to which the Group Companies are a party (or, where no written agreement exists, a summary of all material terms of such agreement or binding arrangement):

(a)	all agreements with the top ten customers of the Group based on the aggregate revenue generated from customers of the Group for the period from 1 January 2018 to 31 December 2021;
(b)	all agreements with the top ten suppliers of the Group based on the aggregate amount purchased from suppliers of the Group for the period from 1 January 2020 to 30 August 2021;
(c)	all agreements relating to any Group Company's financing or debt arrangements (including any security arrangements entered into by a Group Company); and
(d)	all agreements between a Group Company and a Government Authority which are material to any Group Company or the conduct of the Group's business,

the contracts referred to in paragraphs 12.1(a) to 12.1(d) above being the "Material Contracts".

12.2

No customer or client of any Group Company which is party to a Material Contract, has ceased or has indicated an intention to cease trading or dealing with any Group Company, nor, so far as the Seller is aware, is anticipated to do so or to make a substantial reduction in its trading with any Group Company.

12.3

Except for those agreements and arrangements which have been disclosed in the Data Room Information, so far as the Seller is aware, no Group Company is party to an agreement or binding arrangement (other than one where the only other party is another Group Company):

Hogan Lovells Lee & Lee

(a)	which has been entered into by a Group Company other than in the normal and usual course of its business;

(b)	which was not entered into by a Group Company on arm's length terms;

(c)

which restricts a Group Company's right to conduct its business or compete freely with any other business, including a restriction on the geographic scope of its business or a restriction on the kind of business that it is entitled to carry on;

(d)

under which the Group Company gives any guarantee, performance or other bond, indemnity, letter of comfort or similar commitment (whether or not legally binding) in relation to, or stands surety for, the obligations of any third party;

(e)	which establishes any joint venture, cooperation agreement or arrangement, consortium or profit or loss sharing agreement or arrangement; or
(f)

which is an unusual or abnormal contract having regard to the nature, scope and extent of the Group Company's business or the manner in which it has been carried on in the two (2) years ended on the date of this Agreement.

12.4	So far as the Seller is aware:

(a)	no Group Company is in breach of, or default under, any Material Contract;

(b)	no person that is a party to a Material Contract is in breach thereof or has claimed that a Material Contract is invalid; and
(c)	no Group Company has received notice of termination or breach from any counterparty to any Material Contract.
13.	LITIGATION AND COMPLIANCE WITH APPLICABLE LAW

13.1

No Group Company has during the three (3) years ending on the Signing Date been involved in any court, arbitration, administrative or statutory action, suit, claim, or other proceeding in any jurisdiction, in each case, which is material to the operation of the business of the Group. So far as the Seller is aware, no court, arbitration, administrative or statutory proceeding in any jurisdiction is pending or threatened by or against any Group Company which is material to the operation of the Group's business.

13.2

No Group Company is in dispute with any of its suppliers or sub-contractors as to the quality, standard of work or reliability of parts, materials or components for the Products or as to late delivery or sums owed or otherwise.

13.3

So far as the Seller is aware, no products supplied or services provided by any Group Company are materially defective or have caused or contributed to any material damage to property or personal injury.

13.4	No administrative proceedings or investigation by a Government Authority concerning the Group or any Group Company is ongoing or, so far as the Seller is aware, pending or threatened.
13.5	There are no unfulfilled or unsatisfied judgments or court orders outstanding against any Group Company or which may affect any of them.
13.6	So far as the Seller is aware, each Group Company has conducted its business and corporate affairs, in all material respects, in compliance with Applicable Law.

Hogan Lovells Lee & Lee

14.	ANTI-BRIBERY AND CORRUPTION

14.1

So far as the Seller is aware, no Group Company is or has at any time in the seven (7) year period prior to the Signing Date engaged in any activity, practice or conduct which would constitute an offence under any ABC Laws, AML Laws or any other Applicable Law on the giving or receiving of bribes or the laundering of money.

14.2

So far as the Seller is aware, no Group Company is or has been over the seven (7) year period prior to the Signing Date the subject of any investigation, or enquiry by or on behalf of, any Government Authority, or any customer, in respect of any offence or alleged offence under any ABC Laws, AML Laws or any Applicable Law of any jurisdiction concerning or otherwise relating to anti-corruption of, or money laundering in, any jurisdiction.

14.3	So far as the Seller is aware, no Group Company has, in the seven (7) year period prior to the Signing Date, been party to any of the following:
(a)	the use of any assets of any Group Company for unlawful contributions, gifts, or entertainment under any Applicable Law;
(b)	the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets under any Applicable Law;
(c)	the making of any false or fictitious entries in the books or records of any Group Company; or
(d)	the making of any unlawful payment under any Applicable Law.

14.4	For purposes of this paragraph 14, the capitalised terms used have the meaning ascribed to them below:
(a)	"ABC Laws" means any Applicable Law related to the prevention of bribery and/or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010; and
(b)

"AML Laws" means any Applicable Law related to the prevention of money- laundering or the regulation of financial record keeping, including the: (i) USA Patriot Act of 2001; (ii) U.S. Money Laundering Control Act of 1986; and (iii) Bank Secrecy Act, and any other applicable anti-anti-money laundering laws or regulations.

15.	LICENCES, REGISTRATIONS AND CONSENTS

15.1	Each Group Company has obtained and maintained all material licences, approvals, registrations, concessions, permits, notifications and consents required to enable it to:
(a)	conduct its businesses in all material respects lawfully and effectively in the manner and in the places in which it is currently conducted as at the Signing Date; and
(b)	to own, operate or use any of its assets in all material respects lawfully and effectively in the manner and in the places in which they are currently owned, operated or used as at the Signing Date, together the "Material Licences".

15.2	So far as the Seller is aware:

(a)	no suspension or cancellation of any Material Licence is pending or threatened; and

Hogan Lovells Lee & Lee

(b)

the Group has complied in all material respects with all Material Licenses, and so far as the Seller is aware, nothing has been done or omitted to be done whereby any Government Authority may be able to cancel any Material License in the place of incorporation of each Group Company.

15.3	So far as the Seller is aware, there are no investigations or proceedings commenced by any Government Authority against any Group Company.
16.	TAX

General

16.1

All Tax of any nature whatsoever for which any Group Company is liable and which has fallen due for payment has been duly paid. The Accounts make adequate provision or reserve within the applicable accounting principles and rules of the applicable jurisdiction in respect of any period (or portion thereof) ended on or before the Accounts Date for all Tax assessed or liable to be assessed on any Group Company or for which any Group Company is accountable at the Accounts Date whether or not any Group Company has or may have a right to reimbursement against any other person and whether or not such liability was or is a primary liability of such Group Company and proper provision has been made and shown in the Accounts for deferred taxation in accordance with such accounting principles and rules. Since the Accounts Date, each Group Company has incurred Taxes only in the ordinary course of business, consistent with past practice.

16.2

No Group Company is currently liable to pay any penalty, surcharge, fine or interest in connection with Tax and no Group Company has in the seven (7) year period ending on the Signing Date been liable to pay any material penalty, surcharge, fine or interest in connection with Tax, nor, so far as the Seller is aware, are there any circumstances by reason of which any Group Company is likely to become liable to pay any penalty, surcharge, fine or interest in connection with Tax.

16.3

Each Group Company has within applicable time limits made all returns, notices, computations, registrations or applications and maintained all records in relation to Tax as it is required by any relevant Tax Authority to make or maintain.

16.4

No Group Company has asked for any extensions of time for the filing of any Tax Returns or other documents relating to Tax. No Group Company has waived any statute of limitations in respect of Tax or requested or agreed to any extensions of time for the payment of any Tax.

16.5

All Tax Returns, notices, computations, registrations, documents, applications for non- liability to Tax and information which ought to have been given or made (a) have been properly and duly submitted to a Tax Authority by a Group Company, (b) are correct, complete and accurate in all material respects, and (c) so far as the Seller is aware, are not the subject of any dispute.

16.6

Each Group Company has complied with its legal obligations in relation to all notices served on it, and any other requirements lawfully made of it, by any Tax Authority in the seven (7) year period ending on the Signing Date.

16.7

No Group Company has within the past twelve (12) months been involved in or is subject to, or is involved in or subject to, a dispute or investigation or audit in relation to Tax with or by a Tax Authority outside the ordinary and usual course or has received written notice of a pending dispute in relation to Tax with a Tax Authority.

16.8	The amount of Tax chargeable on any Group Company is not currently affected to any

Hogan Lovells Lee & Lee

material extent by any concession, arrangements, agreement or other formal or informal arrangement with any Tax Authority (not being a concession, agreement or arrangement available to companies generally). No Group Company is currently subject to a special regime in respect of Tax.

16.9	There are no charges, powers of sale or liens for Tax (other than Tax not yet due and payable) upon any of the assets of a Group Company.

US Tax

16.10	During the five (5) year period ending on the Signing Date, no Group Company has made, changed or revoked any election under United States US Treasury Regulations section 301.7701-3.
16.11	Other than the Group's interests in the Properties, no Group Company holds any interests in real property in the United States of America.

Deductions and withholdings

16.12

In the seven (7) year period ending on the Signing Date, each Group Company has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted, in full, to the appropriate authority for all amounts so deducted or withheld.

Tax bases

16.13	Each Group Company has in its possession or control all material information to enable it to determine its Tax liabilities.

Completion

16.14

No charge to Tax will arise on any Group Company by virtue (whether alone or in conjunction with any other fault or circumstance) of the entering into and/or completion of this agreement by the Seller.

Residence

16.15

No Group Company is treated for any Tax purpose as resident in a country other than the country of its incorporation and no Group Company has, or has had in the last six (6) years, a branch, agency or permanent establishment in a country other than the country of its incorporation.

Secondary liability

16.16	No Group Company is liable to Tax chargeable primarily on any other person, body of persons, entity or company including social security payments for subcontractors.

Transfer pricing

16.17	No transactions or arrangements involving a Group Company have taken place in the seven

(7) year period ending on the Signing Date or are in existence which are such that any provision relating to transfer pricing might be involved by a Tax Authority.

VAT

16.18	Each Group Company is duly registered for the purposes of VAT in its country of incorporation.

Hogan Lovells Lee & Lee

16.19

Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT, including the making on time of accurate returns and payments and the maintenance of records.

16.20

No Group Company has made any exempt supplies in the current or preceding VAT year applicable to it and there are no circumstances, as far as the Seller is aware, by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by it.

16.21

For purposes of these paragraphs 16.18 to 16.20, "VAT" means any value added, goods and service, sales or turnover tax, including but not limited to: (a) inside the European Union, value added tax charged pursuant to Council Directive 2006/112/EC on the common system of value added tax; (b) sales and use tax in the United States of America; and (c) goods and services tax in India.

Stamp Tax

16.22

All stamp tax, transfer tax and similar taxes or duties (including registration duties) have been duly paid in respect of all transactions to which any Group Company is a party in the seven (7) year period ending on the Signing Date to the extent that failure to pay impacts any Group Company's right to enforce any material rights or title to any material assets.

Tax Avoidance

16.23	No Group Company has participated in any transaction, scheme or arrangement of which the, or a, main purpose or effect is the avoidance or evasion of a liability to Tax.

Options

16.24

No person holds any security, any interest in a security or any securities option where the right or opportunity to acquire the security, interest or securities option was made available by reason of the employment of that person or any other person with any Group Company.

16.25	No Group Company has in the seven (7) year period prior to the Signing Date made any contribution or loan (whether in cash or otherwise) to any employee benefit trust established by a Group Company.
16.26

No Group Company has established any scheme extending participation (or the option to participate) to employees of a Group Company to acquire shares or securities in a Group Company and no Group Company has agreed or promised to establish any such schemes.

17.	ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS

17.1	So far as the Seller is aware, each Group Company has during the two (2) year period ending on the Signing Date:
(a)	complied in all material respects with Environmental Law; and

(b)	not caused or permitted or been alleged to have caused or permitted a material liability to arise under Environmental Law.

Hogan Lovells Lee & Lee

17.2	So far as the Seller is aware:

(a)	each Group Company has obtained and complied in all material respects with all Environmental Permits which are material to the operations of the Group as a whole;
(b)

no action has been taken to vary, revoke or suspend an Environmental Permit obtained by a Group Company which is material to the operations of the Group as a whole, and no fact or circumstance exists which may give rise to this kind of action;

(c)	no Group Company has caused or permitted any material pollution or material environmental damage on the Properties; and
(d)

there is no pending nor threatened action with respect to material pollution or material environmental damage on the land referred to in paragraph 17.2(c) in respect of which a Group Company may be liable.

18.	INSURANCE

18.1

The Data Room Information contains a list of current insurance policies in respect of which the Group has an interest (together the "Policies"). So far as the Seller is aware, each of the Policies is valid and enforceable and is not void or voidable.

18.2	No claim is outstanding under any of the Policies and, so far as the Seller is aware, no matter exists which might give rise to a claim under any of the Policies.
19.	PROPERTY

19.1	The Properties comprise all the land and premises owned, leased, occupied or used by a Group Company.
19.2	No Group Company has any actual or contingent obligations or liabilities in relation to any lease, licence or other interest in land apart from the Properties.
19.3

So far as the Seller is aware, there are no facts that would prevent the Properties from being occupied by any Group Company after Completion in materially the same manner as occupied by the Group Companies immediately prior to Completion.

20.	EMPLOYEES AND TERMS OF EMPLOYMENT

20.1	For the purposes of this paragraph 20:

"Key Employees" means Jesal Doshi and Luc Antoine André Provost, and "Key Employee" means either of them; and

"Relevant Employees" means those employees employed by any Group Company immediately prior to Signing (including the Key Employees), and "Relevant Employee" means any one of them.

20.2	In the three (3) months ending on the Signing Date, no Group Company has given or received any notice of termination to or from any Key Employee terminating his or her employment.
20.3

So far as the Seller is aware, no liability has been incurred by any Group Company for breach of any contract of employment with any Relevant Employee (or previous employee of the Group) which remains undischarged.

Hogan Lovells Lee & Lee

20.4	So far as the Seller is aware, no outstanding employment termination payments or benefits are owed to any Relevant Employee (or previous employee of the Group).

20.5

Save for the collective bargaining agreement for employees of the Company concluded between the management of the Company and the Independent Luxembourg Trade Union Confederation, no Group Company is party to any collective bargaining agreement, works council or other labour union contract applicable to persons employed by any Group Company.

20.6

So far as the Seller is aware, no amounts due to, or in respect of the Relevant Employees, that are payable by any Group Company in the ordinary and usual course of employment are in arrears or unpaid in circumstances where the normal date for payment has passed.

20.7	Since the Locked Box Date and other than any changes in the ordinary and usual course of employment:
(a)	no material change has been made in the rate or basis of remuneration, fees or the pension or other benefits paid to or provided for any Relevant Employee; and
(b)	no material change has been made in any other terms of employment or the engagement of any current Relevant Employee.
20.8	In respect of any Group Company, there are no, nor have there been at any time within the eighteen (18) months immediately preceding the Signing Date, any of the following:
(a)	any scheme or arrangement whereby its current or former Relevant Employees or their relevant relatives or dependents may acquire shares or options to acquire shares of any class in any Group Company;
(b)

any employee cash bonus scheme or other employee incentive arrangements of any Group Company not involving the issue of shares, other than any bonus or incentive arrangements in the ordinary and usual course of employment; or

(c)

any arrangement by which any commission or remuneration of any kind payable or due to any of its Relevant Employees may be calculated by reference to the turnover, profits or sales of any Group Company.

21.	PENSIONS

21.1

Save for the Pension Plans, there is no scheme, agreement, arrangement, practice or promise in relation to which any Group Company has incurred, will incur or could incur any liability or responsibility for or in relation to the provision of any pension, drawdown, lump sum, gratuity or other like benefit payable on retirement, death, ill-health or leaving service for, in respect of or by reference to any current or former Relevant Employee.

21.2

So far as the Seller is aware, there are no material contributions, premiums, levies, Taxes or expenses to be paid or remitted by any Group Company to or in respect of any of the Pension Plans which have fallen due but are unpaid.

21.3

Each of the Group Companies is compliant in all material respects with its obligations to, under and in respect of the Pension Plans, and the Pension Plans have been operated and administered in accordance with the terms of their governing documentation and all Applicable Laws.

21.4	For purposes of this paragraph 21, "Pension Plans" means:

Hogan Lovells Lee & Lee

(a)

in respect of the Company, the occupational pension plan scheme 00/205417 (employer’s contributions) and 00/205418 (employees’ contributions) operated by La Luxembourgeoise-VIE in effect from 1 January 2022;

(b)	in respect of B Medical Systems North America LLC, 401k retirement plan with principal (535517) administered by Hunter Benefits Consulting Group, Inc.; and
(c)

in respect of B Medical Systems India Private Limited, the social security schemes maintained for each employee by the Employees’ Provident Fund Organisation, India, which B Medical Systems India Private Limited makes contributions to.

22.	BENEFIT PLANS

22.1

The Seller has disclosed in the Data Room Information materially complete copies of each material employee benefit plan, program or arrangement of any kind (collectively, the “Benefit Plans”) maintained by any Group Company or to which any Group Company contributes or has any obligations to contribute.

22.2

Each such Benefit Plan has been maintained, funded and administered in accordance with the terms of such Benefit Plan and complies in all material respects in form and in operation with the applicable requirements of all Applicable Laws.

22.3

No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Benefit Plan (other than routine claims for benefits) is pending or, so far as the Seller is aware, threatened.

23.	INTELLECTUAL PROPERTY

23.1

So far as the Seller is aware, (i) there has been no material infringement of the Intellectual Property of any Group Company, and (ii) no material infringement of a third party's Intellectual Property by any Group Company, in each case in the two (2) year period ending on the Signing Date.

23.2

The Data Room Information sets forth a complete list of all Intellectual Property which is material to the operation of the Group's business which is owned by the Group Companies ("Group Intellectual Property") or used by the Group Companies ("Licensed Intellectual Property").

23.3

So far as the Seller is aware, in respect of the Group Intellectual Property, it is valid and enforceable and nothing has been done, omitted to be done or permitted whereby any of it has ceased or might cease to be valid and enforceable.

23.4

So far as the Seller is aware, the Group Intellectual Property comprises the material Intellectual Property which is necessary for each Group Company to carry on the business and deal with the assets of each Group Company in the manner and places it has been carried on up to the Signing Date.

23.5	The Group Companies collectively are the owners of all right, title and interest in and to the Group Intellectual Property, free and clear of all Encumbrances.
23.6	The Group Companies collectively have all licenses necessary to use the Licensed Intellectual Property.
23.7

So far as the Seller is aware, each Group Company has complied with all Applicable Laws pertaining to the creation or development of Intellectual Property by its employees over the three (3) year period prior to the Signing Date and there are no outstanding claims against

Hogan Lovells Lee & Lee

any Group Company under any Applicable Law providing for employee compensation in respect of any Intellectual Property developed by its employees.

23.8	So far as the Seller is aware, no activity of any Group Company as carried on now and in the three (3) years before the Signing Date has infringed any Intellectual Property of any third party.
24.	DATA PROTECTION

24.1	So far as the Seller is aware, each Group Company is in material compliance with all Data Protection Laws.
24.2	Save in respect of the 2020 ransomware attack against the Group and the subsequent investigations in relation thereto by the relevant Government Authorities, no Group Company has:
(a)	been the subject of an audit by any Government Authority in relation to Data Protection Laws in the two (2) years before the Signing Date; or
(b)

received any notice, complaint or claim from any individual, third party and/or Government Authority alleging non-compliance with Data Protection Laws (including any prohibition or restriction on the transfer of data to any jurisdiction) or claiming compensation for or an injunction in respect of non-compliance with Data Protection Laws.

24.3	For purposes of this paragraph 24, the capitalised terms used have the meaning set out below:
(a)

"Data Protection Laws" means any Applicable Law related to data security and management including: (i) the General Data Protection Regulation 2016 (EU) 2016/679; (ii) Luxembourg GDPR Act of 1 August 2018 and Luxembourg e- Commerce Act of 14 August 2000; (iii) Information Technology Act, 2000 (India);

(iv) the Information Technology (Reasonable Security Practices and Procedures; and (v) Sensitive Personal Data or Information) Rules, 2011 (India) and all other Applicable Laws and regulations relating to data protection and privacy; and

(b)	"Personal Data" means any personal data protected by and within the scope of Data Protection Laws.

Hogan Lovells Lee & Lee

SCHEDULE 6

Limitations on Seller's Liability

1.	GENERAL

Save as expressly provided to the contrary in this Agreement, the Seller's Warranties are the only representations or warranties given by or on behalf of the Seller to the Buyer under this Agreement and all other representations and warranties expressed or implied by law, trade, custom, usage or otherwise are hereby expressly excluded by the Seller.

2.	MAXIMUM TOTAL LIABILITY OF SELLER

The maximum total liability of the Seller for all Claims shall be limited to one hundred per cent. (100%) of the Consideration. Notwithstanding the foregoing, it is agreed that the Seller's maximum total liability in respect of all claims for breach of any of the Seller's Warranties, shall be limited to one Euro (€1).

3.	W&I INSURANCE

3.1

Prior to or on the Signing Date, the Buyer shall procure the W&I Insurance Policy, the premium for which shall be payable by the Buyer in full no later than 28 September 2022 in accordance with paragraph 2.1 of Part 2 of Schedule 3.

3.2

Notwithstanding any other provision of this Agreement, the Buyer acknowledges, agrees and undertakes that, save in the case of fraud, the sole and exclusive remedy of the Buyer (including, after Completion, the Group Companies) for any Warranty Claim shall be a claim under the W&I Insurance Policy.

3.3

In furtherance of the foregoing, save in the case of fraud, irrespective of whether the W&I Insurance Policy responds to or covers any Warranty Claim, the Buyer, on behalf of itself and its Affiliates (including, after Completion, the Group Companies) hereby, to the fullest extent permitted by Applicable Law, waives and agrees not to assert any action, proceeding or arbitration of any kind, and any and all rights, claims and causes of action they may now have or hereafter have (including any such rights, claims or causes of action arising under or based upon common law or equity) against the Seller, its Affiliates or their respective directors, partners, officers and employees related to, arising out of, or in connection with any Warranty Claim.

3.4	The Buyer acknowledges and agrees that this paragraph 3 has full force and effect and will not be limited, affected or otherwise prejudiced:
(a)

by any failure, for any reason, of the W&I Insurance Policy to remain in full force and effect at any time before or after Completion (including if the W&I Insurance Policy is or becomes invalid due to the insolvency, breach or default of any person);

(b)

irrespective of the validity and enforceability of the W&I Insurance Policy, its terms and conditions and whether or not it responds to a Warranty Claim or to any liability or loss which the Buyer or a member of the Buyer's Group suffers or incurs; and

(c)

notwithstanding that the Buyer is or may be unable for any reason to pursue or obtain a recovery under the W&I Insurance Policy (including because of relevant exceptions, qualifications or exclusions or the creditworthiness of or non- performance by any person).

3.5	For the avoidance of doubt, nothing in this Agreement shall prevent the Buyer from seeking

Hogan Lovells Lee & Lee

to recover an amount under the W&I Insurance Policy in respect of any Warranty Claim to the extent that such amount is recoverable under the W&I Insurance Policy, provided that no subrogation rights exist in favour of the W&I Insurers against the Seller under the terms of the W&I Insurance Policy, save in respect of the Seller's fraud.

4.	THRESHOLDS FOR SELLER'S LIABILITY

The Seller shall not be liable in respect of a Claim (other than a Claim for breach of the Locked Box Warranty) unless the total liability of the Seller:

(a)	in respect of such Claim (excluding elements relating to interest and cost) would exceed an amount equal to zero point one per cent. (0.1%) of the Consideration; and
(b)

in respect of all Claims notified by the Buyer to the Seller in accordance with paragraph 5 of this Schedule (in all cases excluding any Claims for which the Seller is not liable because of paragraph 4(a) of this Schedule) would exceed an amount equal to one per cent. (1%) of the Consideration. Where the total liability of the Seller in respect of all Claims referred to in this paragraph 4(b) exceeds an amount equal to one per cent. (1%) of the Consideration, the Seller shall be liable for the total amount of all Claims, and the Buyer shall be entitled to all amounts resulting from such Claims and not just the excess only.

5.	TIME LIMITS FOR CLAIMS

5.1

Other than as provided in paragraphs 5.2 and 5.3 below and in clause 5.3, the Seller shall not be liable in respect of any Claim (other than a Claim for breach of the Locked Box Warranty) unless the Buyer has served a notice on the Seller within twenty-four (24) months from the Completion Date, and such notice sets out the nature of such Claim in reasonable detail, including the Buyer's then best estimate of the amount of such Claim.

5.2

The Seller shall not be liable in respect of any Claim for breach of the Fundamental Warranties unless the Buyer has served written notice on the Seller within three (3) years from the Completion Date, and such notice sets out the nature of such Claim in reasonable detail, including the Buyer's then best estimate of the amount of such Claim.

5.3

The Seller shall not be liable in respect of any Claim for breach of the Tax Warranties unless the Buyer has served written notice on the Seller within seven (7) years from the Completion Date, and such notice sets out the nature of such Claim in reasonable detail, including the Buyer's then best estimate of the amount of such Claim.

6.	NO DOUBLE RECOVERY

The Seller will not be liable in respect of any Claim to the extent that the loss that is the subject of such Claim has already been recovered in respect of another Claim.

7.	RECOVERY FROM INSURERS AND OTHER THIRD PARTIES

No liability shall exist in respect of any Warranty Claim to the extent that the Buyer or the relevant Group Company:

(a)	has recovered from a third party, including an insurer (excluding the W&I Insurers), an amount which relates to the matter that gave rise to the Warranty Claim (in whole or in part);
(b)	has a right of recovery under a policy of insurance (excluding the W&I Insurance Policy) in respect of the matter that gave rise to the Warranty Claim (in whole or in

Hogan Lovells Lee & Lee

part); or

(c)

could have recovered under a policy of insurance (excluding the W&I Insurance Policy) an amount which relates to the matter that gave rise to the Warranty Claim (in whole or in part) if policies of insurance effected by or for the benefit of the Buyer or the relevant Group Company had been maintained after Completion on no less favourable terms than those maintained immediately before Completion.

8.	CONDUCT OF CLAIMS

8.1

If the Buyer or a Group Company becomes aware of a claim against a Group Company by a third party or of any other fact, matter or circumstance, which in either case may result in the Buyer being entitled to pursue a Warranty Claim (each a "Relevant Matter"):

(a)	the Buyer must notify the Seller of any Relevant Matter (including providing reasonably sufficient details) as soon as practicable (and in any event within five

(5) Business Days) following it coming to the notice of the Buyer or the relevant Group Company;

(b)

the Buyer shall give the Seller or its duly authorised representatives such assistance as the Seller may require (including but not limited to ensuring that the relevant Group Companies give the Seller and its advisers access to relevant employees and premises and access to (and permission to take copies of) all relevant documents and correspondence) in order to allow the Seller to investigate the Relevant Matter and take the actions referred to in this paragraph 8.1;

(c)

the Buyer shall, and shall ensure that the relevant Group Company shall, take any action the Seller requests in order to avoid, dispute, resist, defend, appeal, compromise, mitigate or remedy any Relevant Matter;

(d)

the Buyer shall keep the Seller fully informed as to the progress of the Relevant Matter including the receipt of any material communications and provide the Seller with copies of all correspondence and documentation relating to the Relevant Matter or action, and any other information, assistance and access to records and personnel as it requires;

(e)	if requested to do so by the Seller, the Buyer shall:

(i)

allow, and ensure that the relevant Group Company allows, the Seller to take sole conduct in the name of the Buyer or the relevant Group Company of any actions that the Seller considers appropriate in connection with the Relevant Matter; and/or

(ii)	use, and ensure that the relevant Group Company uses, any suitably qualified professional advisers chosen by the Seller in connection with the conduct of any actions relating to the Relevant Matter;
(f)

the Buyer and the relevant Group Company shall not admit any liability or make or agree any payment or compromise in respect of any Relevant Matter without first obtaining the written consent of the Seller; and

(g)

in respect of any Warranty Claims for a breach of any Tax Warranty, the Buyer shall not submit any correspondence or return or send any other document to any Tax Authority where the Buyer is aware or could reasonably be expected to be aware that the effect of submitting the correspondence or return or sending the document would or could be to put the Tax Authority on notice of any matter which could give rise to, or could increase, such a Warranty Claim.

Hogan Lovells Lee & Lee

9.	MATTERS CAPABLE OF REMEDY

Other than a Claim for breach of the Locked Box Warranty, the Seller shall not be liable for any Claim to the extent that the fact, matter, event or circumstance giving rise to that Claim is remediable and is remedied by or at the expense of the Seller within ninety (90) days of the date on which written notice of the Claim is given to the Seller provided and to the extent that any loss, costs or expense which is the subject of such Claim is reduced by such remedial action.

10.	BUYER'S OBLIGATION TO MITIGATE

Other than a Claim for breach of the Locked Box Warranty, nothing in this Schedule 6 shall in any way limit or restrict the Buyer's, a member of the Buyer's Group or the Group's general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Claim.

11.	SUBSEQUENT EVENTS

The Seller will not be liable in respect of a Claim (other than a Claim for breach of the Locked Box Warranty) or part of such Claim, to the extent that such Claim is attributable to or increased by:

(a)	an act or thing done or omitted to be done at any time before Completion with the permission of the Buyer;
(b)	a voluntary act, omission, transaction or arrangement of the Buyer or another member of the Buyer's Group on or after Completion;
(c)	an admission of liability to any third party in respect of a matter relevant to such Claim made after the Completion Date by the Buyer or another member of the Buyer's Group;
(d)

a change in Applicable Law or a change in the judicial interpretation of Applicable Law after Completion, in each case, not actually (or prospectively) in effect at Completion (whether or not that change has retrospective effect); or

(e)	a change in an accounting or Tax policy or practice or length of any accounting period of the Buyer, a member of the Buyer's Group or a Group Company introduced or having effect after Completion.
12.	PROVISIONS, OVERPROVISIONS AND OTHER BENEFITS, ETC

12.1

The Seller shall not be liable in respect of a Warranty Claim to the extent that a specific provision, reserve or reduction of asset value was included or taken into account in the Accounts or the Management Accounts in respect of any of the matters giving rise to that Claim.

12.2

The Seller shall not be liable in respect of a Claim (other than a Claim for breach of the Locked Box Warranty) to the extent that any Relief has arisen to a member of the Buyer's Group by reason of any of the matters giving rise to that Claim, but only to the extent such Saving has actually been obtained and utilised by any Group Company in the accounting period in which the matters giving rise to that Claim occurred or the following accounting period after the matters giving rise to that Claim occurred.

13.	GENERAL

13.1	Nothing in this Schedule 6 has the effect of limiting or restricting any liability of the Seller in

Hogan Lovells Lee & Lee

respect of a Claim arising as a result of any fraud.

13.2

The Seller will not be liable for any loss of profit, revenue, business, goodwill or contract or any indirect or consequential loss or damages (including indirect loss of profit, revenue, business, goodwill or contract), in each case incurred by the Buyer in respect of any Claim.

Hogan Lovells Lee & Lee

SCHEDULE 7

Properties

[***]

Hogan Lovells

SCHEDULE 8

Permitted Leakages

1.	The following payments by the Company to the Seller for the Seller's payment to the Tax Authority, for and on behalf of the Group, of the amount of Tax liabilities incurred and payable by the Group:
(a)

payment by the Company of an amount of [***] made on each of 7 February 2022 and 6 May 2022 to the Seller, such amount being the Company's ongoing advance payments for Tax liabilities of the Company in respect of the 2022 tax year; and

(b)

payment by the Company of an estimated amount of [***] to be made on or around 8 August 2022 to the Seller, such amount being the Company's ongoing advance payments for Tax liabilities of the Company in respect of the 2022 tax year.

Hogan Lovells Lee & Lee

SCHEDULE 9

Earn-Out Payment

1.	INTERPRETATION

In this Schedule 9, the following definitions shall apply:

"Acceptance Notice" has the meaning given in paragraph 4.5 of this Schedule;

"Base Revenue Threshold" has the meaning given in paragraph 2(a) of this Schedule; "Dispute Notice" has the meaning given in paragraph 4.3 of this Schedule;

"Earn-Out Accounts" means:

(a)

a balance sheet and profit and loss account for the Group for the Earn-Out Period as derived from the audited accounts of the Buyer's Group for the period ended 30 September 2023 and prepared on the basis of the Buyers' accounting policies and applicable GAAP; and

(b)	a statement setting out the Buyers' calculation of the Earn-Out Payment together with any appropriate notes (so far as are relevant to the ascertainment of the Earn- Out Payment);

"Earn-Out Payment" means the amount (if any) payable by the Buyer to the Seller as calculated in accordance with paragraph 2 of this Schedule, and payable in accordance with paragraph 7 of this Schedule;

"Earn-Out Period" means the twelve (12) month period commencing on 1 October 2022 up to (and including) 30 September 2023;

"Excess Revenue Threshold" has the meaning given in paragraph 2(c) of this Schedule; "Expert" has the meaning given in paragraph 5.1 of this Schedule;

"Final Earn-Out Accounts" means the Earn-Out Accounts which become final and binding in accordance with paragraphs 4 or 5 of this Schedule;

"Full Revenue Threshold" has the meaning given in paragraph 2(b) of this Schedule;

"GAAP" shall mean generally accepted accounting principles, consistently applied, as applicable for the relevant entity for which accounts are being prepared on the basis of the jurisdiction in which such entity was incorporated, organised or formed and registered;

"Objection Period" has the meaning given in paragraph 4.3 of this Schedule; "Resolution Period" has the meaning given in paragraph 4.7 of this Schedule;

"Revenue" means the consolidated total sales of the Group Companies during the Earn- Out Period as disclosed by the Earn-Out Accounts or determined in accordance with the provisions of this Schedule;

"Sanctioned Countries" has the meaning given to that term in paragraph 6.2(b) of this Schedule; and

Hogan Lovells

"Seller's Accountants" means any accountant appointed by the Seller at its sole and absolute discretion for purposes of review of the Earn-Out Accounts.

2.	STRUCTURE OF EARN-OUT PAYMENT

If the financial performance of the Group in the Earn-Out Period as reflected in the Final Earn-Out Accounts is such that Revenue is:

(a)	equal to or less than [***] (the "Base Revenue Threshold"), the Earn-Out Payment shall be zero; or
(b)	greater than the Base Revenue Threshold up to (and including) [***] (the "Full Revenue Threshold"), the Earn-Out Payment shall be an amount determined on a straight line basis between:
(i)	zero, where the relevant amount is equivalent to the Base Revenue Threshold; and
(ii)	[***], where the relevant amount is equivalent to the Full Revenue Threshold; or
(c)	greater than the Full Revenue Threshold up to (and including) [***] (the "Excess Revenue Threshold"), the Earn-Out Payment shall be an aggregate of the two amounts stipulated below:

(i)[***]; and

(ii)	an additional amount determined on a straight line basis between:

(1)	zero, where the relevant amount is equivalent to the Full Revenue Threshold; and
(2)	[***], where the relevant amount is equivalent to the Excess Revenue Threshold,

provided always that the Earn-Out Payment shall in no circumstances exceed [***] in the aggregate.

3.	BASIS OF PREPARATION OF THE EARN-OUT ACCOUNTS

The Earn-Out Accounts will be drawn up in accordance with GAAP and on a basis consistent with and using the same accounting principles, policies, practices, evaluation rules and procedures, categorisations, methods and bases adopted by the Company in the preparation of the Accounts including in relation to the exercise of accounting discretion and judgement, provided that the following principles shall be adhered to in preparation of such Earn-Out Accounts:

(a)

any sales made, or distribution or supply, of the Group's products or services whether existing or new, by any member of the Buyer's Group or any agent, distributor or independent contractor of the Buyer's Group to any person (other than any Group Company) shall be deemed a sale of the Group during such Earn-Out Period, and the amount of such sales, distribution or supply shall be included in the computation of Revenue;

(b)

where any products or services of the Group are jointly or co-developed with any members, officers, employees, partners, directors or agents of the Buyer's Group, any revenue resulting from the sale, distribution or supply of such products or

Hogan Lovells Lee & Lee

services shall be attributable to the Revenue, regardless of whether the Buyer's Group allocation of such sales revenue is to the Group or the Buyer's Group;

(c)	any revenue received by a Group Company for installation of the Group's products during the Earn-Out Period shall be included in the computation of Revenue;
(d)

no revenue attributed to the sale of refrigerated vehicles by a Group Company during the Earn-Out Period shall be included in the computation of Revenue, save that an amount of [***], being the forecasted amount of sales of refrigeration units produced by the Group for refrigerated vehicles during the Earn-Out Period, shall be added to the computation of Revenue for the Earn-Out Period; and

(e)

to the extent that, on or after Completion, the Group is prevented from trading in any one or more Sanctioned Countries, the Seller shall be entitled to a credit to the calculation of the Revenue as follows:

(i)	in respect of the Bolivarian Republic of Venezuela, an amount of [***];

(ii)	in respect of the Syrian Arab Republic, an amount of [***];

(iii)	in respect of the Republic of Cuba, an amount of [***]; and/or

(iv)	in respect of the Islamic Emirate of Afghanistan and Republic of the Union of Myanmar (formerly known as Burma), no credit shall be applied,

provided that the above credit(s) (if applicable) will be applied retrospectively to the calculation of the Revenue as at the end of the Earn-Out Period.

4.	PREPARATION OF EARN-OUT ACCOUNTS

4.1

The Buyer shall, or shall procure, the preparation of a draft of the Earn-Out Accounts by no later than 15 December 2023. The draft Earn-Out Accounts shall be prepared in accordance with the provisions of paragraph 3 of this Schedule.

4.2	The Buyer shall deliver or shall procure the delivery of the draft Earn-Out Accounts (as the case may be) to the Seller within 10 days of the preparation of the same.
4.3

The Seller shall have 60 days (starting on the first Business Day after delivery of the draft Earn-Out Accounts (the "Objection Period")), to agree or dispute the draft Earn-Out Accounts. If the Seller disputes the draft Earn-Out Accounts, it shall, within the Objection Period, issue and deliver to the Buyer a written notice to that effect setting out in reasonable detail each area in dispute and its proposed alterations to the draft Earn-Out Accounts (a "Dispute Notice").

4.4

The Buyer shall arrange and procure that the Seller and/or the Seller's Accountants are given such assistance and access to information as may be reasonably requested by the Seller and/or the Seller's Accountants with reasonable prior notice for the purposes of determining, within the Objection Period, whether the draft Earn-Out Accounts has been properly prepared, provided that any request shall not cause material interruptions to the business operations of any Group Company.

4.5

If the Seller has not delivered a Dispute Notice to the Buyer during the Objection Period or if, before expiry of the Objection Period, the Seller serves written notice on the Buyer that it agrees with the draft Earn-Out Accounts (an "Acceptance Notice"), the draft Earn-Out Accounts will be final and binding on the Buyer and the Seller on the earlier of:

(a)	the expiry of the Objection Period; or

Hogan Lovells Lee & Lee

(b)	the date of delivery of the Acceptance Notice.

4.6

The costs of preparing the Earn-Out Accounts will be borne by the Buyer and the costs of their review will be borne by the Seller. Unless otherwise specified in paragraph 5, each Party will bear all other costs incurred by it in connection with this Schedule (including the costs arising from any dispute between the Buyer and Seller in relation to the draft Earn- Out Accounts).

4.7

If the Seller serves a Dispute Notice, the Buyer and the Seller must use their reasonable endeavours to reach agreement as to the matter(s) in dispute within 15 Business Days of the date of delivery of such Dispute Notice ("Resolution Period"). All items other than those included in the Dispute Notice will be deemed to be agreed.

4.8

If, before the expiry of the Resolution Period, agreement is reached between the Buyer and the Seller as to all matters in dispute, the Buyer must, within 10 Business Days of such agreement being reached, deliver or procure the delivery (in either case in accordance with clause 16 (Notices) of this Agreement) to the Seller of a revised Earn-Out Accounts incorporating such adjustments as have been agreed (if required pursuant to this paragraph 4). The revised Earn-Out Accounts, as applicable, will be final and binding on the Buyer and the Seller from the date of its delivery to the Seller in accordance with clause 16 (Notices) of this Agreement.

5.	REFERENCE TO EXPERT

5.1

The expert is a person appointed in accordance with this paragraph 5 to resolve a dispute arising under paragraph 4 of this Schedule 9 (the "Expert"). All matters under this paragraph 5 will be conducted, and the Expert's decision will be written, in the English language.

5.2

In respect of any matters included in the Dispute Notice on which no agreement is reached within the Resolution Period, such matters will be referred, on the application of either the Buyer or the Seller at any time after the expiry of the Resolution Period to the Expert for determination.

5.3	The Buyer and the Seller will use reasonable endeavours to reach agreement on the appointment of an independent expert to act as the Expert.
5.4

If the Buyer and the Seller are unable to agree on an Expert within five Business Days of either one of them serving details of a suggested expert on the other, either the Buyer or the Seller may request the president for the time being of the Institute of Chartered Accountants in England and Wales to appoint an independent accountant of repute and with relevant experience as the Expert.

5.5

The Buyer and the Seller must co-operate with each other and the Expert and will take all reasonable action as is necessary to ensure that the terms of appointment of the Expert will enable the Expert to give effect to and act in accordance with and give effect to the provisions of this paragraph 5.

5.6

The Buyer and the Seller are each entitled to make one written submission to the Expert (with a copy provided simultaneously to the other Party) and to reply in writing to the other Party's submission and must provide the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

5.7

The Expert will prepare a written decision and give notice (including a copy) of the decision to the Buyer and the Seller within a maximum of one (1) month of the matter being referred to them (or such other period as the Buyer and the Seller may agree in writing with the

Hogan Lovells Lee & Lee

Expert).

5.8

Within five Business Days of the Expert's decision, the Buyer must deliver or procure the delivery (in either case in accordance with clause 16 (Notices)) to the Seller of revised Earn- Out Accounts incorporating such adjustments as have been determined by the Expert (if any). The revised Earn-Out Accounts will, save in the event of manifest error, be final and binding on the Buyer and the Seller in relation to the Earn-Out Period, from the date of delivery to the Seller in accordance with clause 16 (Notices) of this Agreement.

5.9

If the Expert is unable for whatever reason to act, or does not deliver the decision within the time required by paragraph 5.7, the Buyer and the Seller will ensure that a replacement expert be appointed in accordance with the provisions of paragraph 5.4.

5.10

To the extent not provided for by this paragraph 5, the Expert may, in its reasonable discretion, determine such other procedures to assist with the conduct of the determination as they consider just or appropriate.

5.11

The Buyer and the Seller must, with reasonable promptness, supply all information and provide access to all documentation and personnel as the other may reasonably require to make a submission under this paragraph 5.

5.12	The Buyer and the Seller must promptly take all such reasonable action which is necessary to give effect to the terms of this paragraph 5.
5.13

The Expert will act as an expert and not as an arbitrator. The Expert will determine any dispute arising in connection with the provisions of paragraph 4 of this Schedule, its jurisdiction to determine the matters and issues referred to it or its terms of reference. The Expert's written decision on the matters referred to it will be final and binding in the absence of manifest error (in which case the Expert's written decision will be returned to the Expert for correction) or fraud.

5.14

The Buyer and the Seller will bear their own costs in relation to the Expert. The Expert's fees and any costs properly incurred by it in arriving at its determination (including any fees and costs of any advisers appointed by the Expert) will be borne equally by the Buyer on the one hand, and the Seller on the other, or in such other proportions as the Expert directs.

6.	EARN-OUT PROTECTIONS

6.1

Save for the provisions of paragraphs 6.2, 6.3 and 6.4 of this Schedule below, the Buyer shall be entitled to manage and operate the Group immediately after Completion applying reasonable commercial judgment and in accordance with Applicable Laws.

6.2	Notwithstanding paragraph 6.3 of this Schedule below, the Buyer shall be entitled to:

(a)	on or after Completion, cease the business arrangements or operations of the Group with its customers or suppliers in the Republic of Cuba; and
(b)

deliver written notice to the Seller on or before the Completion Date setting out the Buyer's election to cease certain Group business arrangements and/or operations as identified by the Buyer on or after Completion with customers and/or suppliers of the Group in any or all of the following countries: (1) Bolivarian Republic of Venezuela; (2) Islamic Emirate of Afghanistan; (3) Republic of the Union of Myanmar (formerly known as Burma); and/or (4) Syrian Arab Republic (collectively, with the Republic of Cuba, being referred to herein as the "Sanctioned Countries").

6.3	The Buyer undertakes to and covenants with the Seller that from Completion until (and

Hogan Lovells Lee & Lee

including) the expiration date of the Earn-Out Period, it will exercise its powers in relation to the Group and its rights as the beneficial owner of the whole of the issued share capital of the Group to ensure and/or procure (so far as it is legally able to do so) that (unless otherwise agreed in writing between the Buyer and the Seller):

(a)	no material part of the issued share capital of a Group Company (nor any material part of its business or undertaking) will be sold or otherwise disposed of;
(b)	the Group will carry on its business in substantially the same manner as carried on by it at Completion;
(c)

the nature and trading style of the business as carried on at Completion by the Group is not substantially or materially changed (save in respect of any change to the registered or trading name of any Group Company);

(d)

no Group Company will enter into any transaction which is not on a commercial basis and on arm's length terms which would have a direct or indirect adverse effect on Revenue or reduce Revenue in any way;

(e)

no part of the undertaking or assets of a Group Company is disposed of except in the ordinary course of its trading and no gift is made or other arrangement or transaction is entered into by a Group Company which could constitute a transaction at an undervalue under Applicable Laws;

(f)

there will not be made or passed, any petition or resolution or request made for the winding-up of a Group Company or for the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, monitor or other similar officer in respect of or over the assets of a Group Company, except where the relevant Group Company is unable to pay its debts under Applicable Laws, and its directors recommend that it be wound up or put into administration or where a licensed insolvency practitioner advises that it should be wound up or put into administration; and

(g)	not to undertake any act or business (or procure the carrying out of any act or business) that is intended to reduce Revenue or impact the achievement of the Earn-Out Payment.
6.4

During the Objection Period relating to the Earn-Out Payment, the Seller and its agents shall, on reasonable notice (and at its expense), be allowed reasonable access to the books and records of the Group solely for the purposes of reviewing the calculation of the Earn- Out as set out herein, provided that any access shall not cause material interruptions to the business operations of any Group Company.

6.5

The provisions of paragraph 6.3 of this Schedule above will not apply so as to prohibit or restrict a Group Company's directors from carrying out their duties owed to the relevant Group Company nor will the Buyer be in breach of any of such provisions if it will approve, give effect to or procure any act or matter which may be necessary to ensure compliance with such duties.

7.	PAYMENT OF THE EARN-OUT PAYMENT

Within 10 days of:

Hogan Lovells Lee & Lee

(a)	the date of the Acceptance Notice being served; or

(b)	where the Seller has not served a Dispute Notice, the date of expiry of the Objection Period; or
(c)	where the Seller has served a Dispute Notice, the date of delivery of the Final Earn- Out Accounts,

the Buyer shall pay to the Seller an amount equivalent to the Earn-Out Payment (if applicable) to the Seller's nominated account by electronic transfer of funds for same day value without deduction for bank or other similar charges (unless the Buyer and Seller agree otherwise, or the Seller notifies the Buyer at least five (5) Business Days' prior in writing of a suitable alternative bank account).

Hogan Lovells Lee & Lee

SCHEDULE 10

Copy of Luxembourg Transfer Form

(Please see attached pages)

Hogan Lovells

DATED [•]
BETWEEN
B MEDICAL SYSTEMS HOLDING S.A. (AS TRANSFEROR)
- and -
AZENTA LUXEMBOURG S.À R.L. (AS TRANSFEREE)

- in the presence of -

B MEDICAL SYSTEMS S.À R.L. (AS COMPANY)

SHARE TRANSFER AGREEMENT

Hogan Lovells (Luxembourg) LLP

52, Boulevard Marcel Cahen, L-1311 Luxembourg, Grand Duchy of Luxembourg

Hogan Lovells Lee & Lee

THIS SHARE TRANSFER AGREEMENT (the "Agreement") is made on [•].

BETWEEN:

(1)

B Medical Systems Holding S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies' Register (Registre de Commerce et des Sociétés de Luxembourg) under number B94593 (formerly R. C. Diekirch B 6352), having its registered office at 17 Op der Hei, L-9809 Hosingen, Grand Duchy of Luxembourg (the "Transferor"); and

(2)

Azenta Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies' Register (Registre de Commerce et des Sociétés de Luxembourg) number B84002, having its registered office at 70, Route d'Esch, L-1470 Luxembourg, Grand Duchy of Luxembourg (the "Transferee");

IN THE PRESENCE OF:

(3)

B Medical Systems S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies' Register (Registre de Commerce et des Sociétés de Luxembourg) under number B91535 (formerly H. R. Diekirch B 451), having its registered office at 17 Op der Hei, L-9809 Hosingen, Grand Duchy of Luxembourg (the "Company").

The Transferor and the Transferee are hereafter collectively referred to as the "Parties" and individually as a "Party".

RECITALS:

(A)

Reference is made to the share purchase agreement entered into between the Transferor and the Transferee dated [•] (the "Master SPA"). Any capitalized term not expressly defined in the Agreement shall have the meaning ascribed to it in the Master SPA.

(B)	The Transferor holds 100,000 ordinary shares, each with a par value of twenty-five euros (EUR 25.00) in the share capital of the Company (the "Shares").
(C)

On the date hereof, being the Completion Date under the Master SPA, and in accordance with the terms of the Master SPA, the Parties are willing to complete the assignment and transfer of the ownership of the Shares from the Transferor to the Transferee, with effect on and from Completion by the entry into this Agreement.

IT IS AGREED:

14.	ASSIGNMENT AND TRANSFER OF THE SHARES

14.1

The Transferor hereby assigns and transfers the Shares to the Transferee and the Transferee agrees to accept the assignment and transfer of the Shares from the Transferor, with effect on and from Completion.

14.2	The Parties agree that the assignment and transfer of the Shares from the Transferor to the Transferee is made in performance of the rights and obligations of the Parties under the Master SPA.

Hogan Lovells Lee & Lee

15.	CONSIDERATION

The Consideration for the assignment and the transfer of the Shares from the Transferor to the Transferee is calculated in accordance with the provisions of Clause [3.1] of the Master SPA.

16.	REGISTRATION OF THE SHARES - FILING

16.1	On and subject to Completion, the Transferor shall ensure that the Transferee is promptly registered as new holder of the Shares in the shareholders register of the Company.
16.2

The Parties hereby instruct and empower any manager of the Company, each acting individually and with full power of substitution, to register, with effect on and from Completion, in their name and on their behalf, the transfer of the Shares in the shareholders register of the Company, to record the Transferee as the new holder of the Shares and to take any action useful or necessary in connection therewith.

16.3

The Parties and the Company hereby instruct and empower any manager of the Company and any lawyer and employee of Hogan Lovells (Luxembourg) LLP and NautaDutilh Avocats Luxembourg S.à r.l., each acting individually and not jointly with full power of substitution, to, in their name and on their behalf:

(a)

file the transfer of the Shares from the Transferor to the Transferee with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) and proceed with the publication thereof in the Luxembourg Recueil Electronique des Sociétés et des Associations in accordance with the applicable provisions of the Companies Act and the Luxembourg law dated 19 December 2002 relating to the trade and companies’ register, as amended; and

(b)

file the change of beneficial owners of the Company with the Luxembourg Register of Beneficial Owners (Registre des bénéficiaires effectifs de Luxembourg) and proceed with the publication thereof in the Luxembourg Register of Beneficial Owners.

17.	FURTHER ASSURANCE

Each Party shall execute and deliver such documents and perform such acts and things as any of the Transferor, the Transferee or the Company may reasonably require to assign and transfer the Shares from the Transferor to the Transferee.

18.	MISCELLANEOUS

18.1	Variation

A variation of this Agreement is valid only if it is in writing and signed by, or on behalf of, each of the Parties to this Agreement. The expression "variation" shall include any amendment, supplement, deletion or replacement however effected.

18.2	Headings

The section and clause headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.3	Invalidity

Hogan Lovells Lee & Lee

If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected.

18.4	Waivers

The failure to exercise or delay in exercising any right or remedy provided by this Agreement or by Applicable Law does not constitute a waiver of that right or remedy or a waiver of any other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by Applicable Law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

18.5	Third Party Rights

A person who is not a party to this Agreement has no right to enforce any term of, or enjoy any benefit under, this Agreement.

18.6	Counterparts and signatures

(a)

This Agreement may be executed in one or more counterparts and any Party and the Company may enter into this Agreement by executing any counterpart. A set of counterparts, containing the signature of all the Parties and the Company, shall between them constitute one single agreement.

(b)

This Agreement shall be signed electronically by each of the authorized representatives of the Parties and of the Company mentioned below, on the date stated at the beginning of this Agreement. The Parties and the Company acknowledge and agree that electronic signatures via DocuSign, which is compliant with EU eIDAS Regulation (EU) 910/2014, were used for the execution of this Agreement by such signatories. The Parties and the Company acknowledge that they have received all the information required for the electronic signature of this Agreement and that they have signed this Agreement electronically in full knowledge of the technology used and its terms and conditions, and consequently waive any claim and/or legal action challenging the reliability of this electronic signature system and/or their intention to enter into this Agreement in this regard. Furthermore, in accordance with the provisions of article 1325 of the Luxembourg civil code, the obligation to deliver an original copy to each of the Parties is not necessary as proof of the commitments and obligations of each Party to this Agreement. The delivery of an electronic copy of this Agreement directly by DocuSign to each Party shall constitute sufficient and irrefutable proof of the commitments and obligations of each Party to this Agreement.

18.7	Prevailing provisions

In case of discrepancies between the terms of this Agreement and the Master SPA, the terms of the Master SPA shall prevail.

18.8	Governing law

This Agreement and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement or any such documents shall be governed by and construed in accordance with Luxembourg law.

18.9	Jurisdiction

Hogan Lovells Lee & Lee

The arbitration provision in the Master SPA shall apply mutatis mutandis to this Agreement.

[Signature pages follow]

Hogan Lovells Lee & Lee

THE TRANSFEROR

B Medical Systems Holding S.A.

Duly represented by

Name:	[Michael John Octoman]

Title:	Director and authorised signatory

THE TRANSFEREE

Azenta Luxembourg S.à r.l.

Duly represented by

Name:

Title:	Manager and authorised signatory

Hogan Lovells Lee & Lee

ACKNOWLEDGMENT

By signing hereunder, the Company acknowledges and accepts the transfer of the Shares from the Transferor to the Transferee, with effect on and from Completion, for the purpose of article 710-13 of the Luxembourg law on commercial companies of 10 August 1915, as amended and article 1690 of the Luxembourg civil code and undertakes to proceed with the registration of the Transferee as new holder of the Shares in the shareholders register of the Company pursuant to clause 16.1 of the Agreement and approves the instruction and delegation of powers, pursuant to clause 16.2 of this Agreement. Terms used in the Agreement will have the same meaning in this acknowledgment.

THE COMPANY

B Medical Systems S.à r.l.

Duly represented by

Name:	[Luc Provost]

Title:	Category A Manager

Name:	[Jesal Doshi]

Title:	Category B Manager

Hogan Lovells Lee & Lee